                                                                     EXHIBIT 4.4
                                                                     (1995 10-K)





                              AMENDED AND RESTATED

                         RECEIVABLES PURCHASE AGREEMENT

                          DATED AS OF AUGUST 30, 1995

                                     AMONG

                              APPLIED POWER INC.,

                           BARRY WRIGHT CORPORATION,

                               WRIGHT LINE INC.,

                              GB ELECTRICAL, INC.

                                      AND

                           CERTAIN OTHER SUBSIDIARIES
                        FROM TIME TO TIME PARTIES HERETO

                                   AS SELLERS

                               APPLIED POWER INC.

                    AS SELLERS' REPRESENTATIVE AND SERVICER

                                      AND

               PNC BANK, NATIONAL ASSOCIATION AND OTHER FINANCIAL
                 INSTITUTIONS FROM TIME TO TIME PARTIES HERETO

                                 AS PURCHASERS

                                      AND

                         PNC BANK, NATIONAL ASSOCIATION

                                    AS AGENT

                               TABLE OF CONTENTS

Section                                                                                   Page
-------                                                                                   ----
                                  ARTICLE I
                                THE COMMITMENT
1.01.     Commitment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
1.02.     Commitment Termination Date  . . . . . . . . . . . . . . . . . . . . . . . . .   2
1.03.     Purchase and Reinvestment Limits . . . . . . . . . . . . . . . . . . . . . . .   3
1.04.     Making Purchases from Sellers  . . . . . . . . . . . . . . . . . . . . . . . .   3
1.05.     Voluntary Termination of Commitment or
          Reduction of Purchase Limit  . . . . . . . . . . . . . . . . . . . . . . . . .   4
1.06.     Investment Multiples; Number of Undivided Interests  . . . . . . . . . . . . .   4
1.07.     Limitation of Ownership Interest . . . . . . . . . . . . . . . . . . . . . . .   4
1.08.     Addition of Sellers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4

                                  ARTICLE II
                   UNDIVIDED INTEREST AND PURCHASERS' SHARE
2.01.     Undivided Interest . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
2.02.     Frequency of Computation of Undivided Interest . . . . . . . . . . . . . . . .   6
2.03.     Purchasers' Investment . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
2.04.     Loss Reserve . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
2.05.     Earned Discount  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
2.06.     Servicer's Fee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
2.07.     Certain Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
2.08.     Purchasers' Share  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

                                 ARTICLE III
                                 SETTLEMENTS
3.01.     Non-Liquidation Settlement Procedures for
          Collections  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
3.02.     Liquidation Settlement Procedures for
          Collections  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
3.03.     General Settlement Procedures;
          Reduction of Purchaser's Investment  . . . . . . . . . . . . . . . . . . . . .  13
3.04.     Credit Recourse  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
3.05.     Reporting  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
3.06.     Payments and Computations, Etc . . . . . . . . . . . . . . . . . . . . . . . .  15
3.07.     Dividing or Combining Undivided Interests  . . . . . . . . . . . . . . . . . .  16
3.08.     Treatment of Collections and Deemed Collections  . . . . . . . . . . . . . . .  16
3.09.     Repurchases for Administrative Convenience . . . . . . . . . . . . . . . . . .  17
3.10.     Sale of a Seller . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

                                  ARTICLE IV
                          FEES AND YIELD PROTECTION
4.01.     Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
4.02.     Yield Protection . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18


Section                                                                                  Page
-------                                                                                  ----
                                  ARTICLE V
                             CONDITIONS PRECEDENT
5.01.     Conditions Precedent to Effectiveness  . . . . . . . . . . . . . . . . . . . .  20
5.02.     Conditions Precedent to All Purchases and
          Reinvestments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                                  ARTICLE VI
                        REPRESENTATIONS AND WARRANTIES
6.01.     Representations and Warranties of Sellers  . . . . . . . . . . . . . . . . . .  22
                                 ARTICLE VII
                         GENERAL COVENANTS OF SELLERS
7.01.     Affirmative Covenants of Sellers . . . . . . . . . . . . . . . . . . . . . . .  26
7.02.     Reporting Requirements of Sellers  . . . . . . . . . . . . . . . . . . . . . .  28
7.03.     Negative Covenants of Sellers  . . . . . . . . . . . . . . . . . . . . . . . .  30

                                 ARTICLE VIII
                        ADMINISTRATION AND COLLECTION
8.01.     Designation of Servicer  . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
8.02.     Duties of Servicer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
8.03.     Rights of the Agent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
8.04.     Responsibilities of each Seller  . . . . . . . . . . . . . . . . . . . . . . .  35
8.05.     Further Action Evidencing Purchases  . . . . . . . . . . . . . . . . . . . . .  35
8.06.     Application of Collections . . . . . . . . . . . . . . . . . . . . . . . . . .  36

                                  ARTICLE IX
                              TERMINATION EVENTS
9.01.     Termination Events . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
9.02.     Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38

                                  ARTICLE X
                                  THE AGENT
10.01.    Authorization and Action  . . . . . . . . . . . . . . . . . . . . . . . . . .   39
10.02.    Agent's Reliance, Etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
10.03.    Agent and Affiliates  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
10.04.    Indemnity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
10.05.    Successor . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
10.06.    Credit Decisions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
10.07.    Notices, etc. to Agent  . . . . . . . . . . . . . . . . . . . . . . . . . . .   41


Section                                                                                     Page
-------                                                                                     ----
                                  ARTICLE XI
                      ASSIGNMENT OF UNDIVIDED INTERESTS
11.01.    Assignments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42
11.02.    Documentation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42
11.03.    Rights of Assignee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42
11.04.    Assignment by Sellers . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42

                                 ARTICLE XII
                               INDEMNIFICATION
12.01.    Indemnities by Sellers  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42

                                 ARTICLE XIII
                                MISCELLANEOUS
13.01.    Amendments, Etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   45
13.02.    Notices, Etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   46
13.03.    No Waiver; Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   46
13.04.    Binding Effect; Assignability . . . . . . . . . . . . . . . . . . . . . . . . .   46
13.05.    Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   46
13.06.    Costs, Expenses and Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . .   47
13.07.    Captions and Cross References . . . . . . . . . . . . . . . . . . . . . . . . .   47
13.08.    Execution in Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . .   47
13.09.    Allocation Among Sellers  . . . . . . . . . . . . . . . . . . . . . . . . . . .   47



                             DEFINITIONAL APPENDIX


                 SCHEDULE I   -  DEFINITIONS
                 SCHEDULE IA  -  FOREIGN OBLIGORS
                 SCHEDULE IB  -  DUE DATES
                 SCHEDULE IC  -  SPECIAL CONCENTRATION LIMITS
                 SCHEDULE ID  -  PRICING GRID


                                LIST OF EXHIBITS


EXHIBIT IA           Assignment

EXHIBIT IB           Certificate of Assignments

EXHIBIT IC           Forms of Contracts

EXHIBIT ID           Description of Credit and Collection Policy

EXHIBIT IE           Form of Lock-Box Agreement

EXHIBIT IF           Form of Periodic Report

EXHIBIT 1.08(b)      Form of Joinder Agreement

EXHIBIT 5.01(i)      Form of Opinion of Counsel for Sellers

EXHIBIT 6.01(i)      Description of Material Adverse Changes

EXHIBIT 6.01(j)      Description of Litigation

EXHIBIT 6.01(n)      List of Offices of Sellers where Records Are Kept

EXHIBIT 6.01(o)      List of Lock-Box Banks

                              AMENDED AND RESTATED
                         RECEIVABLES PURCHASE AGREEMENT

                          Dated as of August 30, 1995


         THIS IS AN AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT, among APPLIED POWER INC., a Wisconsin corporation having its principal office at 13000 W. Silver Spring Drive, Butler, Wisconsin 53007 ("API"), BARRY WRIGHT CORPORATION, a Massachusetts corporation having its principal office at 40 Guest Street, Brighton, Massachusetts ("BWC"), WRIGHT LINE INC., a Massachusetts corporation, having its principal office at 160 Gold Star Blvd., Worcester, Massachusetts ("WLI"), GB ELECTRICAL, INC., a Wisconsin corporation, having its principal office at 6101 N. Baker Road, Glendale, Wisconsin ("GB"; API, BWC, WLI, GB, together with other Subsidiaries of API that may become parties hereto from time to time pursuant to Section 1.08, are collectively called "Sellers" and individually "Seller"), API, as representative of Sellers (in such capacity, the "Sellers' Representative"), PNC BANK, NATIONAL ASSOCIATION, a national banking association having its principal office at Fifth Avenue and Wood Street, Pittsburgh, Pennsylvania 15265 (together with the other financial institutions that may become parties hereto from time to time, "Purchasers"), and PNC BANK, NATIONAL ASSOCIATION, a national banking association having its principal office at Fifth Avenue and Wood Street, Pittsburgh, Pennsylvania 15265 ("PNC Bank"), as agent for the Purchasers (in such capacity, the "Agent"). Unless otherwise indicated, certain terms that are capitalized and used throughout this Agreement are defined in Schedule I.


                                   Background

         1. Sellers, Sellers' Representative, PNC Bank as Purchaser and PNC Bank, as Agent entered into the Receivables Purchase Agreement, dated as of August 31, 1994, as amended by the First Amendment to Receivables Purchase Agreement, dated as of May 4, 1995 (the "Original Purchase Agreement"). The parties hereto wish to amend and restate the Original Purchase Agreement in its entirety as set forth herein.

         2. Each Seller has, and expects to have, Pool Receivables in which it intends to sell interests referred to herein as Undivided Interests. Sellers have requested the Agent, on behalf of Purchasers, and the Agent and Purchasers have agreed, subject to the terms and conditions contained in this Agreement, to purchase such Undivided Interests from Sellers from time to time during the term of this Agreement.

         3. Sellers and Purchasers also desire that, subject to the terms and conditions of this Agreement, certain of the daily Collections in respect of such Undivided Interests be reinvested in Pool Receivables through the sale by Sellers to the Agent, on behalf of Purchasers, of additional Undivided Interests in the Pool Receivables, such daily reinvestment of Collections to be effected by an automatic daily adjustment to such Undivided Interests, and to be intended to permit each Purchaser to maintain its Total Investment fully invested in uncollected Pool Receivables.

         4. PNC Bank has been requested, and is willing, to act as the Agent.

         NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties hereto hereby amend and restate the Original Purchase Agreement in its entirety and agree as follows:


                                   ARTICLE I

                                 THE COMMITMENT

         SECTION 1.01. Commitment. On the terms and subject to the conditions set forth in this Agreement (including Article V):

                 (a) Purchases. The Agent, on behalf of Purchasers, shall purchase from Sellers undivided, percentage interests in Pool Receivables by making Purchases of Undivided Interests from time to time during the period from the date hereof to the Commitment Termination Date.

                 (b) Reinvestments. Pursuant to Section 3.01, the Agent, on behalf of Purchasers, shall make Reinvestments by permitting Servicer to cause certain of the Collections in respect of the Undivided Interests to be applied to the purchase of additional undivided percentage interests in the Pool Receivables, thereby resulting in an appropriate readjustment of such Undivided Interests.

Each Purchaser's obligation to fund such Purchases and Reinvestments is herein called its "Commitment".

         SECTION 1.02. Commitment Termination Date. The "Commitment Termination Date" shall be the earlier to occur of (i) August 30, 1998 (herein, as the same may be extended, called the "Scheduled Commitment Termination Date"), and (ii) the date of termination of the Commitment pursuant to Section
1.05 or Section 9.02.

         SECTION 1.03. Purchase and Reinvestment Limits. Under no circumstances shall any Purchaser fund any Purchase or Reinvestment to the extent that, after giving effect to such Purchase or Reinvestment, as the case may be:

                 (a) Purchase Limit. The Aggregahasers' Investments under this Agreement would exceed an amount (the "Purchase Limit") equal to $50,000,000, as such amount may be reduced pursuant to
         Section 1.05; or

                 (b) Participation Amounts Limit. The Aggregate Participation Amounts under this Agreement would exceed an amount (the "Participation Amounts Limit") equal to 100% of the Net Pool Balance; or

                 (c) Percentage Limit. The Dollar Amount of any Purchaser's Total Investment would exceed its Percentage of the Purchase Limit; or

                 (d) Foreign Currency Limit. That portion of the Aggregate Purchasers' Investments that is funded in Approved Currencies other than U.S. Dollars would exceed $20,000,000 (the "Foreign Currency Limit"); or

                 (e) Foreign Receivables Limit. The aggregate Unpaid Balance of Receivables denominated in the Approved Currency in which such Purchase or Reinvestment was made is less than the sum of the Purchasers' Investments of each Undivided Interest funded in such Approved Currency (the "Foreign Receivables Limit").

         SECTION 1.04. Making Purchases from Sellers. (a) Notice of Purchase. Each Purchase from Sellers by the Agent, on behalf of Purchasers, shall be made on notice from Sellers' Representatives to the Agent received by the Agent not later than 12:00 noon (Pittsburgh time) on the fourth Business Day next preceding the date of such proposed Purchase. Each such notice of a proposed Purchase shall specify the desired Dollar Amount thereof (which shall not be less than $1,000,000 in the aggregate for all Sellers), the amount due to each Seller, the date (which shall be a Business Day), the currency in which such Purchase is to be made (which shall be an Approved Currency), the amount of such Purchase in such Approved Currency and the duration of the initial Yield Period for such Purchase. The Agent shall promptly thereafter notify each Purchaser of such proposed Purchase.

         (b) Funding of Purchase. On the date of each Purchase, each Purchaser shall, upon satisfaction of the applicable conditions set forth in
Article V, make available to the Agent not later than 1:00 p.m. (Pittsburgh time) at such account as the Agent may designate its Percentage of the amount of such Purchase in immediately available funds, in the Approved Currency designated in the notice delivered by Sellers' Representatives pursuant to paragraph (a) and after receipt by the Agent of such funds, the Agent will make such funds immediately available to each Seller, in the amount set forth for such Seller in the notice delivered pursuant to Section 1.04, at such office not later than 2:00 p.m. (Pittsburgh time).

         (c) Notice of Discount Rate; Foreign Currency Limit. The Agent shall, two Business Days prior to the date of each Purchase of an Undivided Interest and two Business Days prior to the first day of each successive Yield Period for such Undivided Interest, (i) calculate the Dollar Amount of the Purchasers' Investments in each Undivided Interest that is denominated in an Approved Currency other than U.S. Dollars and (ii) notify the Sellers' Representative and each Purchaser of the Discount Rate for such Yield Period and whether the Sellers have exceeded the Foreign Currency Limit.

         SECTION 1.05. Voluntary Termination of Commitment or Reduction of Purchase Limit. Sellers' Representative may, upon at least thirty days' notice to the Agent, terminate the Commitments in whole or reduce in part the unused portion of the Purchase Limit; provided, however, that (i) each partial reduction shall be in an amount equal to $1,000,000 or an integral multiple thereof and (ii) after giving effect to such partial reduction, the remaining Purchase Limit will not be less than $10,000,000.

         SECTION 1.06. Investment Multiples; Number of Undivided Interests. No Undivided Interest, whether created by purchase pursuant to Section 1.04 or by reinvestment pursuant to Section 3.01 or by division pursuant to Section 3.07, shall have an initial Dollar Amount of the related Purchasers' Investments of less than $1,000,000 and each Undivided Interest when created, whether by purchase, division or combination, shall have a Dollar Amount of the related Purchasers' Investments equal as near as practicable to an integral multiple of $100,000. No Undivided Interest will have related Purchasers' Investments funded in more than one currency. The number of Undivided Interests hereunder at any one time, after giving effect to any Purchase, division or combination, shall not exceed ten (10).

         SECTION 1.07. Limitation of Ownership Interest. Nothing in this Agreement shall be interpreted as providing any Purchaser with an ownership interest in any Receivables that are not Pool Receivables.

         SECTION 1.08. Addition of Sellers. Additional Subsidiaries of API that are organized under the laws of a foreign country, or subdivision thereof, may be added as Sellers hereunder, provided that the following conditions are satisfied on or before the date of such addition:

         (a) Sellers' Representative shall have given the Agent and each Purchaser at least five (5) Business Days' prior written notice of such proposed addition and the identity of the proposed additional Seller;

         (b) such proposed additional Seller has executed and delivered to the Agent an agreement substantially in the form attached hereto as Exhibit 1.08(b) (each, a "Joinder Agreement") and a Certificate;

         (c) such proposed additional Seller has delivered to the Agent a certificate of its Secretary or Assistant Secretary or Authorized Agent certifying the names and true signatures of the officers authorized on its behalf to sign the Joinder Agreement and the other Agreement Documents to be delivered by it (on which certificate the Agent and each Purchaser may conclusively rely until such time as the Agent shall receive from such Seller a revised certificate meeting the requirements of this subsection (c));

         (d) such proposed additional Seller has delivered to the Agent a copy of its organizational documents, duly certified by its Secretary or Assistant Secretary;

         (e) no event has occurred and is continuing, or would result from such addition, which constitutes a Termination Event or Unmatured Termination Event; and

         (f)  the Commitment Termination Date shall not have occurred.


                                   ARTICLE II

                    UNDIVIDED INTEREST AND PURCHASERS' SHARE

         SECTION 2.01. Undivided Interest. For purposes of this Agreement, "Undivided Interest" means, at any time, an undivided percentage ownership interest at such time in (i) all then outstanding Pool Receivables, (ii) all Related Security with respect to such Pool Receivables, and (iii) all Collections with respect to, and other proceeds of, such Pool Receivables. Such undivided percentage interest for any time for such Undivided Interest shall be computed as:


         PA   =  PI + LR
         ---     --------
         NPB       NPB
         where:

         PA  =          Participation Amount of such
                        Undivided Interest = PI + LR;

         PI  =          the Dollar Amount of the Purchasers' Investments as to
                        such Undivided Interest at the time of such computation, as determined per Section 2.03;

         LR  =          the Loss Reserve as to such Undivided Interest, if any,
                        at the time of such computation, as determined per
                        Section 2.04; and

         NPB  =         the Net Pool Balance at the time of such computation,
                        as determined per Section 2.07.

The "related" Undivided Interest with respect to any of the foregoing items shall mean the Undivided Interest as to which such item is calculated. The then sum of all Participation Amounts of all Undivided Interests shall constitute "Aggregate Participation Amounts". Each Purchaser shall be entitled to its Percentage of each Undivided Interest, and any reference to a Purchaser's Undivided Interest shall refer to such Percentage thereof.

         SECTION 2.02. Frequency of Computation of Undivided Interest. Each Undivided Interest shall be initially computed as of the opening of business of Servicer on the date of Purchase of such Undivided Interest from Sellers. Thereafter until such Undivided Interest shall be reduced to zero, such Undivided Interest shall be deemed to be automatically recomputed as of the close of business of Servicer on each day, and such Undivided Interest shall constitute the percentage ownership interest in Pool Receivables on such date held by the Agent, on behalf of its Purchasers, with respect to such Undivided Interest. Such Undivided Interest shall become zero at such time as the Purchasers shall have received the Earned Discount for such Undivided Interest in the Approved Currency of such Undivided Interest, shall have recovered the related Purchasers' Investments in the Approved Currency of such Undivided Interest and shall have received all other amounts payable to Purchasers pursuant to this Agreement, and Servicer shall have received the accrued Servicer's Fee for such Undivided Interest. Such Undivided Interest shall remain constant from the time as of which any such computation or recomputation is made until the time as of which the next such recomputation, if any, shall be made.

         SECTION 2.03. Purchasers' Investment. "Purchasers' Investments" as to any Undivided Interest means an amount equal to the original amount paid to Sellers for such Undivided

Interest at the time of its acquisition by Purchasers pursuant to Sections 1.01 and 1.04 and by Reinvestments pursuant to Section 3.01, reduced from time to time by Collections received and distributed on account of such Purchasers' Investments pursuant to Sections 3.01 and 3.02. Each Purchaser's "Outstanding Investment" as to any Undivided Interest means an amount equal to such Purchaser's Percentage of the Purchasers' Investments as to such Undivided Interest. Each Purchaser's "Total Investment" at any time means the sum of all of such Purchaser's Outstanding Investments for all Undivided Interests. The "related" Purchasers' Investments with regard to a Yield Period or Undivided Interest means the Purchasers' Investments calculated with regard to such Yield Period or Undivided Interest, as the case may be. The then sum of the Dollar Amount of all Purchasers' Investments for all Undivided Interests shall constitute "Aggregate Purchasers' Investments".

         SECTION 2.04. Loss Reserve. The "Loss Reserve" for each Undivided Interest that is denominated in U.S. Dollars means, at any time (i) prior to the occurrence of a Termination Event, zero, and (ii) after the occurrence and during the continuance of a Termination Event, an amount determined as follows:

         LR  =      RP x  PI

         where:

         LR  =      the Loss Reserve of such Undivided Interest at the time of computation;

         PI  =      the Purchasers' Investments of such Undivided Interest on
                    such day, as determined pursuant to Section 2.03; and

         RP  =      the Recourse Percentage on such day.

If the Aggregate Participation Amounts exceed the Participation Amount Limit on the day on which a Termination Event occurs after giving effect to the inclusion of the Loss Reserve as set forth above, Sellers jointly and severally, on a recourse basis, agree to deposit into the Agent's Account an amount equal to such excess; such amounts shall be held by the Agent for the benefit of the Purchasers, and shall be applied to reduce Purchasers' Investments of Undivided Interests denominated in U.S. Dollars on the next occurring Settlement Date(s).

         SECTION 2.05. Earned Discount. The "Earned Discount" for any Undivided Interest for each day in a related Yield Period means an amount determined as follows:

         ED = PI x DR x 1/360 (or 1/365 (366) in the case of any Undivided Interest denominated in British Pounds Sterling);

         where:

         ED = Earned Discount of such Undivided Interest at the time of computation;

         PI =      the Purchasers' Investments of such Undivided
                   Interest on such day, as determined pursuant to
                   Section 2.03; and

         DR = the Discount Rate for such Undivided Interest on such day during such Yield Period, as determined pursuant to Section 2.07.

Notwithstanding any other provision of this Agreement to the contrary, Earned Discount shall be a joint and several recourse obligation of the Sellers. No provision of this Agreement or the Certificate shall require the payment or permit the collection of Earned Discount in excess of the maximum permitted by applicable law. Earned Discount for any Undivided Interest shall not be considered paid by any distribution if at any time such distribution is rescinded or must otherwise be returned for any reason. Earned Discount shall be calculated and paid in the Approved Currency of the related Undivided Interest.

         SECTION 2.06. Servicer's Fee. The "Servicer's Fee" for any Undivided Interest at any time means (i) an amount accrued for each day equal to 1.00% per annum times the Dollar Amount of the related Purchasers' Investments at the close of business on such day, times 1/360; or (ii) on Servicer's reasonable request from and after any time that API shall no longer be Servicer, an alternative amount charged by Servicer to perform its obligations under this Agreement. Notwithstanding any other provision to this Agreement to the contrary, Servicer's Fee shall be a joint and several recourse obligation of the Sellers.

         SECTION 2.07. Certain Definitions. For purposes hereof, the following terms shall have the meanings as indicated:

         "Bank Rate" for any Yield Period for the related Undivided Interest means an interest rate per annum equal to the Eurocurrency Rate (Reserve Adjusted) for such Yield Period; provided, however, that if it shall become unlawful for the Agent to obtain funds in the interbank market in the related currency in order to make, fund or maintain any Purchase hereunder, or if such funds shall not be reasonably available to the Agent, then the "Bank Rate" for any Yield Period for such Undivided Interest shall be equal to the Alternate Reference Rate for such Yield Period.

         "Discount Rate" for any Yield Period for any related Undivided Interest means:

                 (a) in the case of an Undivided Interest other than one referred to in clause (b), the sum of (1) the Bank Rate for such Undivided Interest for such Yield Period plus (2) the then applicable Spread; and

                 (b) in the case of an Undivided Interest funded at a time when a Termination Event or Unmatured Termination Event has occurred and is continuing, a rate per annum equal for each day during such Yield Period to the higher of (A) the Bank Rate for such Undivided Interest, plus 2% and (B) the Alternate Reference Rate in effect on such day plus 2% per annum.

         "Net Pool Balance" means at any time the Dollar Amount of the Unpaid Balance of the Eligible Receivables in the Receivables Pool at such time, as reduced by (i) the sum of the aggregate amount by which the Unpaid Balance of all Pool Receivables of each Obligor that are denominated in U.S. Dollars exceeds the Concentration Limit for such Obligor at such time and (ii) the outstanding amounts payable by WLI to Arredi Tecnici Villa S.p.A. at such time. For purposes hereof, "Concentration Limit" for any Obligor means at any time the greater of (x) the Special Concentration Limit for such Obligor and (y) 2.5% of the aggregate Unpaid Balance of the Eligible Receivables in the Receivables Pool that are denominated in U.S. Dollars at such time. "Special Concentration Limit" for (1) the United States government, or any agency thereof, means 10% of the aggregate Unpaid Balance of the Eligible Receivables in the Receivables Pool that are denominated in U.S. Dollars at such time and
(2) for any other Obligor means the amount designated for such Obligor on
Schedule IC or the amount designated as such by the Agent in a writing delivered to Sellers' Representative; it being understood and agreed that the Agent, in setting any Special Concentration Limit for any Obligor, shall be entitled to consider, among other things, the credit exposure of each Purchaser to such Obligor arising in connection with this Agreement and other agreements to which such Purchaser is a party; provided that the Required Purchasers may change the Special Concentration Limit for any Obligor, at their sole discretion, at any time by written notice thereof to the Sellers' Representative, the Agent and all of the Purchasers. In the case of any Obligor that is an Affiliate of any other Obligor (an "Affiliated Obligor"), the Concentration Limit, the Special Concentration Limit and the Receivables related thereto shall be calculated as if such Obligor and such Affiliated Obligor were one Obligor.

         "Spread" means the percentage set forth under the then applicable Debt to Capital Ratio on Schedule ID.

         SECTION 2.08. Purchasers' Share. "Purchasers' Share" of any Undivided Interest with regard to any Collections of Pool Receivables received (or deemed received) by any Seller or Servicer on any day shall be determined as an amount equal to such Collections, times:

                 (a) if such day is not a Liquidation Day, such Undivided Interest on such day expressed as a decimal, and

                 (b) if such day is a Liquidation Day, either (i) such Undivided Interest on the day immediately preceding the first Liquidation Day to have occurred during the then current Liquidation Period or (ii) if higher, upon the request of the Agent, such Undivided Interest on such Liquidation Day;

provided that after such time as an Undivided Interest shall equal zero the Purchasers' Share of Collections therefor shall also equal zero.


                                  ARTICLE III

                                  SETTLEMENTS

         SECTION 3.01. Non-Liquidation Settlement Procedures for Collections. (a) Daily Procedure. On each day (other than a Liquidation Day) with regard to each Yield Period for each Undivided Interest, Servicer shall deem an amount equal to Purchasers' Share (as determined in Section 2.08) of Collections of Pool Receivables received or deemed received on such day to be received in respect of such Undivided Interest; and

                 (i) out of Purchasers' Share of such Collections of Pool Receivables in respect of such Undivided Interest, hold in trust for the benefit of Purchasers an amount equal to the Earned Discount and Servicer's Fee accrued through such day for such Undivided Interest and not previously so held for the benefit of Purchasers or paid by the Sellers,

                 (ii) apply an amount equal to the remainder of Purchasers' Share of such Collections (the "Remaining Collections") to reduce the Purchasers' Investments of such Undivided Interest (it being understood that such amount need not be physically paid to the Agent or the Purchasers under this clause (ii)),

                 (iii) after such reduction, apply such Remaining Collections to the Reinvestment, for the benefit of Purchasers, of additional undivided interests in Pool Receivables payable in the Approved Currency of such Undivided Interest by recomputation of such Undivided Interest pursuant to Section 2.02 as of the end of such day, thereby increasing the related Purchasers' Investments, and

                 (iv)      pay to Sellers' Representative such Remaining
         Collections.

The recomputed Undivided Interest shall constitute the percentage ownership interest in Pool Receivables on such day held by Purchasers with regard to such Undivided Interest.

         (b) Settlement Date Procedure. On each Settlement Date for each Undivided Interest, for each day in the related Yield Period that is not a Liquidation Day for such Undivided Interest, Servicer shall deposit to the Agent's Account, the amounts set aside as described in Section 3.01(a)(i); it being understood that in the event that the amounts so set aside are insufficient to satisfy in full the Earned Discount and accrued Servicer's Fee payable with respect to such Undivided Interest, Sellers, jointly and severally, agree to deposit such deficit to the Agent's Account on such Settlement Date in the Approved Currency of such Undivided Interest.

         (c) Order of Application. Upon receipt by the Agent of funds distributed pursuant to subsection (b), the Agent shall distribute to each Purchaser such Purchaser's Percentage of such funds in payment of the Earned Discount on such Purchaser's Outstanding Investment related to such Undivided Interest and to Servicer in payment of the accrued Servicer's Fee payable with respect to such Undivided Interest. If there shall be insufficient funds on deposit for the Agent to distribute funds in payment in full of the aforementioned amounts, the Agent shall distribute funds, first, to Purchasers in payment of the Earned Discount for such Undivided Interest, and second, in payment of the accrued Servicer's Fee payable with respect to such Undivided Interest.

         (d) Currencies. Each Undivided Interest, and the Earned Discount thereon, shall be payable in the Approved Currency in which such Undivided Interest was originally funded by the Purchasers.

         SECTION 3.02.    Liquidation Settlement Procedures for Collections.
(a) Daily Procedure. On each Liquidation Day with regard to each Yield Period for each Undivided Interest, Servicer shall set aside and hold in trust for Purchasers, Purchasers' Share of the Collections of Pool Receivables in respect of such Undivided Interest for such Liquidation Day by depositing such Collections within one Business Day of Servicer's receipt of good funds therefor into a bank account acceptable to the Agent located at PNC Bank in which no other funds shall be deposited.

         (b) Settlement Date Procedure. On each Settlement Date for each Undivided Interest, if one or more Liquidation Days for such Undivided Interest occurs during the related Yield Period, Servicer shall deposit to the Agent's Account the amounts set aside pursuant to Section 3.02(a) and Sellers shall deposit to the Agent's Account the Earned Discount for such Undivided Interest in the Approved Currency of such Undivided Interest, the Servicer's Fee payable with respect to such Undivided Interest and all other amounts owed by Sellers to the Purchasers hereunder, provided that the aggregate amount of such deposits shall not exceed the sum of (i) the Earned Discount for such Undivided Interest, (ii) the related Purchasers' Investments of such Undivided Interest,
(iii) the aggregate of other amounts owed hereunder by Sellers to the Purchasers, and (iv) the accrued Servicer's Fee payable with respect to such Undivided Interest. Any amounts set aside pursuant to Section 3.02(a) and not required to be deposited to the Agent's Account pursuant to the next preceding sentence shall be held for application to the next maturing Undivided Interest denominated in the same Approved Currency.

         (c) Order of Application. Upon receipt of funds deposited to the Agent's Account pursuant to Section 3.02(b), the Agent shall distribute (i) to each Purchaser, its Percentage of such funds (A) in payment of such Purchaser's Percentage of the Earned Discount for such Undivided Interest, (B) in reduction of the related Purchaser's Outstanding Investment and (C) in payment of any other amounts owed by Sellers hereunder to such Purchaser, in each case until reduced to zero, and (ii) any remaining funds to Servicer in payment of the accrued Servicer's Fee payable with respect to such Undivided Interest, also until reduced to zero. If there shall be insufficient funds on deposit for the Agent to distribute funds in payment in full of the aforementioned amounts, the Agent shall distribute funds, first, in payment of the Earned Discount for such Undivided Interest, second, in reduction of related Purchasers' Investments, third, in payment of other amounts payable to Purchasers, and fourth, in payment of the Servicer's Fee payable with respect to such Undivided Interest.

         SECTION 3.03. General Settlement Procedures; Reduction of Purchaser's Investment.

         (a) Deemed Collections. If on any day the Unpaid Balance of any Pool Receivable is (i) reduced as a result of any defective, rejected or returned merchandise or services, any cash discount, or any adjustment by any Seller or any Affiliate of any Seller (other than any adjustment permitted by Section 8.02(a)(i) unless the Agent shall reasonably object thereto within 30 days of being informed thereof) or (ii) reduced or cancelled as a result of a setoff in respect of any claim by the Obligor thereof against any Seller or any Affiliate of any Seller or any other Person (whether such claim arises out of the same or a related or an unrelated transaction), or (iii) reduced on account of the obligation of any Seller to pay to the related Obligor any rebate or refund, such Seller shall be deemed to have received on such day a Collection of such Receivable in the amount of such reduction or cancellation. If on any day any of the representations or warranties of any Seller set forth in Section 6.01(l) or (p) is no longer true with respect to a Pool Receivable, such Seller shall be deemed to have received on such day a Collection of such Pool Receivable in full.

         (b) Unreinvested Collections. Collections that may not be reinvested by means of Reinvestments in an Undivided Interest on account of the application of the Participation Amounts Limit, the Purchase Limit, the Foreign Receivables Limit or the Foreign Purchase Limit pursuant to Section 2.01 shall be so reinvested as soon as practicable without violating such Participation Amounts Limit, Purchase Limit, the Foreign Receivables Limit or Foreign Purchase Limit, as the case may be. To the extent and so long as such Collections may not be so reinvested, Servicer shall hold such Collections in trust for the benefit of the Purchasers, for payment to the Agent on the Settlement Date for the Yield Period in which such Collections are accumulated, and the related Purchasers' Investments as to such Undivided Interest shall be deemed reduced in the amount to be paid to the Agent only when in fact so paid. During any Liquidation Period, upon one Business Day's written notice given by the Agent to Sellers' Representative, Servicer shall pay in immediately available funds such Collections to the Agent within one Business Day of receipt thereof by Servicer.

         (c)     Allocations of Obligor's Payments.  Except as provided in
Section 3.03(a) or as otherwise required by law or the underlying Contract, all Collections received from an Obligor of any Receivable shall be applied to Receivables then outstanding of such Obligor in the order of the age of such Receivables, starting with the oldest such Receivable, except if payment is designated by such Obligor for application to specific Receivables, in which case it shall be applied to such specified Receivables.

         SECTION 3.04. Credit Recourse. As of the last day of each calendar month (a "Month End Date") during which a Liquidation Day has occurred, the "Recourse Amount" shall be an amount equal to the Recourse Percentage of that portion of the Aggregate Purchasers' Investments funded in U.S. Dollars as of such Month End Date, if such Month End Date is the first date on which such Recourse Amount is being calculated, or the Recourse Amount as of the previous Month End Date in all other circumstances, minus the Unpaid Balances on such current Month End Date of Receivables denominated in U.S. Dollars (other than Receivables the Obligor of which is the United States government or a subdivision or agency thereof) that became Defaulted Receivables prior thereto (and on account of which the Recourse Amount had not been previously debited ("Recourse Unpaid Balances")) unless the Agent has notified Sellers' Representative in writing two Business Days' before such current Month End Date to refrain from so debiting the Recourse Amount with respect to any such Defaulted Receivable, plus the Unpaid Balances on such current Month End Date of all Receivables denominated in U.S. Dollars that were previously debited in the calculation of the Recourse Amount on account of being Defaulted Receivables but were no longer Defaulted Receivables on such current Month End Date plus all Collections received or deemed received by any Seller or Servicer during such month then ending on account of Defaulted Receivables that had previously been debited in the calculation of the Recourse Amount, provided that, the Recourse Amount shall never exceed 100% of Aggregate Participation Amounts.

         Sellers shall be deemed to have received Collections on each Month End Date for a month in which a Liquidation Day has occurred in an amount equal to the sum of (1) the amount of the Recourse Unpaid Balances referred to above, but solely to the extent that, after giving effect to the credits above, the Recourse Amount does not become a negative number; provided that if the Loss Reserve is greater than zero, and Sellers have made the payment required by the last sentence of Section 2.04, Sellers shall have no obligation to make payments of deemed Collections pursuant to this clause (1), plus (2) the aggregate amount of the Unpaid Balances of all Receivables denominated in a currency other than U.S. Dollars that became Defaulted Receivables during such month, plus (3) the aggregate amount of the Unpaid Balances of all Receivables the Obligor of which is the United States government, or a subdivision or an agency thereof, that became Defaulted Receivables during such month. Such Collections shall be in addition to the Collections actually received on such date.

         SECTION 3.05. Reporting. Prior to the twenty-fifth calendar day in each month (each a "Reporting Date") Servicer shall prepare and forward to the Agent for each Purchaser a Periodic Report, as of the close of business of Servicer on the next preceding Month End Date, which Periodic Report shall include (i) the aggregate Unpaid Balance of all Pool Receivables denominated in each Approved Currency, (ii) a calculation of the Foreign Currency Limit as of the Settlement Date immediately preceding such Month End Date, and (iii) an aging of each Seller's Pool Receivables that are denominated in U.S. Dollars and are payable by Obligors that are residents of the United States. At or prior to the day Servicer is required to make a deposit with respect to a Settlement Period pursuant to Section 3.01 or 3.02, Seller will advise the Agent of each Liquidation Day occurring during such Settlement Period and of the allocation of the amount of such deposit to each outstanding Undivided Interest; provided, however, that if API is not Servicer, API shall advise Servicer of the occurrence of each such Liquidation Day occurring during such Settlement Period at or prior to such Liquidation Day.

         SECTION 3.06. Payments and Computations, Etc. All amounts to be paid or deposited by Sellers hereunder shall be paid or deposited in accordance with the terms hereof no later than 12:00 noon (Pittsburgh time) on the day when due in immediately available funds to a special account in the name of the Agent, attention: Commercial Loan Operations, and maintained at PNC Bank's office at Fifth Avenue and Wood Street, Pittsburgh, Pennsylvania 15265, or at such other account or accounts as are designated by the Agent to the Sellers' Representative (the "Agent's Account"). Sellers, jointly and severally, or Servicer, as applicable, shall, to the extent permitted by law, pay to the Agent interest on all amounts not paid or deposited when due hereunder at the higher of (i) 2% above the Bank Rate then applicable to such overdue amount and
(ii) 2% per annum above the Alternate Reference Rate, in each case, payable on demand, provided, however, that such interest rate shall not at any time exceed the maximum rate permitted by applicable law. Such interest shall be retained by the Agent except to the extent that such failure to make a timely payment or deposit has continued beyond the date for distribution by the Agent of such overdue amount to the Purchasers, in which case such interest accruing after such date shall be for the account of, and distributed by the Agent, to the Purchasers ratably in accordance with their respective interests in such overdue amount. All computations of interest and all computations of Earned Discount and fees hereunder shall be made on the basis of a year of 360 days (or, in the case of Earned Discount for Undivided Interests denominated in British Pounds Sterling, 365/366 days) for the actual number of days (including the first but excluding the last day) elapsed.

         SECTION 3.07.    Dividing or Combining Undivided Interests.

         (a) Division of Undivided Interests. Sellers' Representative may, on notice received by the Agent not later than 12:00 noon (Pittsburgh time) four Business Days before the last day of any Yield Period for any then existing Undivided Interest, divide such existing Undivided Interest on such last day into two or more new Undivided Interests, each such new Undivided Interests having Purchasers' Investments as designated in such notice and all such new Undivided Interests collectively having aggregate Purchasers' Investments equal to the Purchasers' Investments of such existing Undivided Interest.

         (b) Combination of Undivided Interests. Sellers' Representative may, on notice received by the Agent not later than 12:00 noon (Pittsburgh time) four Business Days before the last day of any Yield Period for two or more existing Undivided Interests denominated in the same Approved Currency, or before the date of any proposed Purchase of an Undivided Interest denominated in the same Approved Currency pursuant to Sections 1.01 and 1.04, on such last day or such date of Purchase, as the case may be, combine into one new Undivided Interest such existing and/or proposed Undivided Interests or any combination thereof, such new Undivided Interest having Purchasers' Investments equal to the aggregate Purchasers' Investments of such Undivided Interests so combined.

         (c) Effect of Division or Combination. On and after any division or combination of Undivided Interests as described above, each of the new Undivided Interests resulting from such division, or the new Undivided Interest resulting from such combination, as the case may be, shall be a separate Undivided Interest having Purchasers' Investments as set forth above, and shall take the place of such existing Undivided Interest or Undivided Interests or proposed Undivided Interest, as the case may be, in each case under and for all purposes of this Agreement.

         SECTION 3.08.    Treatment of Collections and Deemed Collections.
Each Seller shall forthwith deliver to Servicer all Collections deemed received by such Seller pursuant to Sections 3.03(a) and 3.04 in the Approved Currency of the related Receivable and such Seller shall hold or distribute such Collections as Earned Discount, accrued Servicer's Fee, repayment of Purchasers' Investments, etc. to the same extent as if such Collections had actually been received on such date. If Collections are then being paid to the Agent, or lock boxes or accounts directly or indirectly owned or controlled by the Agent, Servicer shall forthwith cause such deemed Collections to be paid to the Agent or such lock boxes or accounts. So long as any Seller shall hold any Collections or deemed Collections required to be paid to Servicer or the Agent, it shall hold such

Collections in trust and separate and apart from its own funds and shall clearly mark its records to reflect such trust.

         SECTION 3.09. Repurchases for Administrative Convenience. If on the last day of a Yield Period with respect to any Undivided Interest, the Aggregate Purchasers' Investments equal or are less than 10% of the greatest amount of Aggregate Purchasers' Investments at any time prior to such last day, Sellers shall be entitled to repurchase all of the Undivided Interests from Purchasers on the respective Settlement Date. Sellers' Representative shall give the Agent at least four Business Days' prior written notice of such repurchase and upon payment of the repurchase price therefor, as hereinafter provided, the Agent and the Purchasers shall be obligated to reconvey their entire interest in such Undivided Interest to the Seller or Sellers designated by Sellers' Representative pursuant to an assignment acceptable to the parties, but without representation or warranty except that the interest assigned is free of offset, liens and other encumbrances created by the assignor. Sellers, jointly and severally, shall pay such repurchase price in cash to the Agent in an amount equal to, for each Undivided Interest, the sum of (i) Earned Discount for such Undivided Interest in the Approved Currency of such Undivided Interest, (ii) the related Purchasers' Investments therefor in the Approved Currency of such Undivided Interest, (iii) the aggregate of other amounts then owed hereunder by Sellers to the Purchasers, and (iv) the accrued Servicer's Fee payable with respect to such Undivided Interest. Upon receipt of the aforesaid repurchase price with regard to each Undivided Interest, the Agent shall distribute it (i) to Purchasers (pro rata based on their respective Percentages) (a) in payment of the Earned Discount for such Undivided Interest,
(b) in reduction of the related Purchasers' Investments and (c) in payment of any other amounts owed by Sellers hereunder to Purchasers, in each case until reduced to zero, and (ii) to Servicer in payment of the accrued Servicer's Fee payable with respect to such Undivided Interest, also until reduced to zero.

         SECTION 3.10. Sale of a Seller. In the event that API shall desire to sell any Seller (other than API) to any person (the "Acquiring Entity"), then, if the Majority Purchasers shall so request, as a condition to the effectiveness of such sale, API shall require the Acquiring Entity to purchase the Pool Receivables generated by such Seller, on the last day of a Yield Period, for a purchase price, in cash in the Approved Currency in which such Pool Receivables are denominated, in an amount equal to (i) the Purchasers' Investments related to such Pool Receivables, (ii) Earned Discount on such portion of Purchasers' Investments, (iii) the accrued Servicer's Fee payable with respect to such portion of Purchasers' Investments and (iv) in the event that the Purchasers' Investments with respect to Pool

Receivables generated by such Seller is greater than the Purchasers' Investments related to the Yield Period maturing on the date of repurchase, any costs incurred by Purchasers as a result of prepaying such excess portion of the Purchasers' Investments prior to the last day of a Yield Period. Upon receipt of the aforesaid repurchase price, the Agent shall distribute (i) to the Purchasers (pro rata based on their respective Percentages) (a) in payment of the Earned Discount for the related Purchasers' Investments and (b) in reduction of the related Purchasers' Investments (beginning with that portion related to the Yield Period ending on the date of repurchase, and then to the Purchasers' Investments related to the Yield Period next maturing), and (ii) to Servicer in payment of the accrued Servicer's Fee payable with respect to such Purchasers' Investments, to the extent paid. In the event that API sells a Seller without the occurrence of such repurchase, then, notwithstanding the limitations on the Recourse Amount set forth in Section 3.04, API shall repurchase any Defaulted Receivable originally generated by such Seller. In any event, any Seller that has been sold shall no longer be entitled to sell or reinvest in Undivided Interests in Receivables pursuant to this Agreement.


                                   ARTICLE IV

                           FEES AND YIELD PROTECTION

         SECTION 4.01. Fees. (a) Agent's Fee. Sellers shall pay to the Agent for its own account such fees as the Agent and API may agree to from time to time.

         (b) Commitment Fee. From the date of the initial Purchase until the Commitment Termination Date, Sellers, jointly and severally, shall pay to the Agent, for the account of each Purchaser, a commitment fee ("Commitment Fee") for each day in such period equal to (x) the percentage set forth below the then applicable Debt to Capital Ratio on Schedule ID times (y) such Purchaser's Percentage of the excess, if any, of the Purchase Limit over the Aggregate Purchasers' Investments on the Determination Date immediately preceding the first day of the related Yield Period divided by (z) 360. Such Commitment Fee shall be paid in arrears, on each Settlement Date and on the Commitment Termination Date, in the amount of such Commitment Fee that shall have accrued during the period from the immediately preceding Settlement Date to such Settlement Date or other period then ending for which no such fee shall have been paid.

         SECTION 4.02. Yield Protection. (a) If any Regulatory Change occurring after the date hereof

                 (A) shall subject an Affected Party to any tax, duty or other charge with respect to any Undivided Interest or Interests owned by or funded by it, if any, or any obligations or right to make Purchases or Reinvestments or to provide funding therefor, or shall change the basis of taxation of payments to the Affected Party of any Purchaser's Investments or Earned Discount made by or owed to or funded by it or any other amounts due under this Agreement in respect of any Undivided Interests owned by or funded by it or its obligations or rights, if any, to make Purchases or Reinvestments or to provide funding therefor (except for changes in the rate of tax on the overall net income of such Affected Party imposed by the United States of America or the jurisdiction in which such Affected Party's principal executive office is located); or

                 (B) shall impose, modify or deem applicable any reserve (including, without limitation, any reserve imposed by the Board of Governors of the Federal Reserve System, but excluding any reserve included in the determination of Earned Discount), special deposit or similar requirement against assets of, deposits or obligations with or for the account of (or with or for the account of any affiliate of), or credit extended by, any Affected Party; or

                 (C) shall change the amount of capital maintained or required or requested or directed to be maintained by such Affected Party; or

                 (D) shall impose any other condition affecting any Undivided Interests owned or funded by any Affected Party, or its obligations or rights, if any, to make Purchases or Reinvestments or to provide funding therefor;

and the result of any of the foregoing is or would be

                 (x) to increase the cost to or to impose a cost on (I) an Affected Party funding or making or maintaining any Purchases or Reinvestments, or any commitment of such Affected Party with respect to any of the foregoing, or (II) the Agent for continuing its, or any Seller's, relationship with any Purchaser,

                 (y) to reduce the amount of any sum received or receivable by an Affected Party under this Agreement or under the Certificate, or

                 (z) in the reasonable determination of such Affected Party, to reduce the rate of return on the capital of an Affected Party as a consequence of its obligations hereunder or arising in connection herewith to a level below that which any such Affected Party could otherwise have achieved, then within thirty days after demand by such Affected Party, each Seller, jointly and severally, shall pay directly to such Affected Party its pro rata share of such additional amount or amounts as will compensate such Affected Party for such additional or increased cost or such reduction.

         (b) Each Affected Party will promptly notify Sellers' Representative and the Agent of any event of which it has knowledge occurring after the date hereof which will entitle such Affected Party to compensation pursuant to this Section 4.02; provided, however, no failure to give or delay in giving such notification shall adversely affect the rights of any Affected Party to such compensation; provided, further, however that no Affected Party shall be entitled to claim additional amounts pursuant to this Section 4.02 for any period occurring more than 120 days prior to the date of demand.

         (c) In determining any amount provided for in this Section 4.02, the Affected Party shall act reasonably and in good faith and will, to the extent the increased costs or reductions in amounts received or receivable relate to such Affected Party's purchases of similar assets in general and are not specifically attributable to the Purchases or Reinvestments and other amounts due hereunder, use any reasonable averaging and attribution methods and which cover all similar purchases made by such Affected Party. Any Affected Party when making a claim under this Section 4.02 shall submit to Sellers' Representative a statement as to such increased cost or reduced return (including calculation thereof in reasonable detail), which statement shall, in the absence of manifest error, be conclusive and binding upon the Sellers.


                                   ARTICLE V

                              CONDITIONS PRECEDENT

         SECTION 5.01. Conditions Precedent to Effectiveness. The effectiveness of this Amended and Restated Receivables Purchase Agreement is subject to the condition precedent that the Agent shall have received on or before the date of such Purchase the following, each (unless otherwise indicated) dated such date, in form and substance satisfactory to the Agent:

         (a)     A Certificate duly executed by each Seller;

         (b) A copy of the resolutions of the Board of Directors of each Seller approving this Agreement, the Certificate and the other Agreement Documents to be delivered by it hereunder and the transactions contemplated hereby, certified by its Secretary or Assistant Secretary;

         (c) Good standing certificates for each domestic Seller issued by the Secretaries of State of Wisconsin and Massachusetts, as appropriate;

         (d) A certificate of the Secretary or Assistant Secretary of each Seller certifying the names and true signatures of the officers authorized on its behalf to sign this Agreement, the Certificate and the other Agreement Documents to be delivered by it hereunder (on which certificate the Agent and each Purchaser may conclusively rely until such time as the Agent shall receive from such Seller a revised certificate meeting the requirements of this subsection (d));

         (e) The Articles of Incorporation of each domestic Seller, duly certified by the Secretary of State of Wisconsin or Massachusetts, as appropriate, as of a recent date acceptable to Agent, together with a copy of the By-laws of each Seller, duly certified by the Secretary or an Assistant Secretary of such Seller;

         (f) Acknowledgment copies of amendments to the Financing Statements filed pursuant to the Original Purchase Agreement, which amendments shall have been filed on or prior to the date hereof;

         (g) A search report provided in writing to the Agent by CT Corporation, listing all effective financing statements that name any domestic Seller as debtor and that are filed in the jurisdictions in which filings were made pursuant to subsection (f) above, together with copies of such financing statements (none of which shall cover any Receivables or Contracts);

         (h) A favorable opinion of Quarles & Brady, counsel to Sellers, in substantially the form of Exhibit 5.01(h);

         (i)     Evidence of the payment of any applicable Agent's fee; and

         (j) Duly executed copy of Part I of a Periodic Report together with a completed Schedule I thereto calculated as of July 31, 1995.


         SECTION 5.02. Conditions Precedent to All Purchases and Reinvestments. Each Purchase (including the initial Purchase) hereunder and the right of Servicer to reinvest in Pool Receivables, on behalf of Purchasers, those Collections allocable to an Undivided Interest pursuant to Section 3.01 shall be subject to the further conditions precedent ("Conditions Precedent") that on the date of such Purchase or Reinvestment the following statements shall be true (and each Seller by accepting the amount of such Purchase, or a portion thereof, or by receiving the proceeds of such Reinvestment, or a portion thereof, shall be deemed to have certified that):

                 (i)   The representations and warranties contained in Section
         6.01 are correct on and as of such day as though made on and as of such day and shall be deemed to have been made on such day,

                 (ii) No event has occurred and is continuing, or would result from such Purchase or Reinvestment, which constitutes a Termination Event or Unmatured Termination Event,

                 (iii) After giving effect to each proposed Purchase or Reinvestment, (1) Aggregate Purchasers' Investments will not exceed the Purchase Limit, (2) Aggregate Participation Amounts will not exceed the Participation Amounts Limit, (3) the Dollar Amount of that portion of the Aggregate Purchasers' Investments that is not denominated in U.S. Dollars will not exceed the Foreign Currency Limit and (4) the aggregate Unpaid Balance of Receivables denominated in the Approved Currency in which such Purchase or Reinvestment is made is not less than the sum of the Purchasers' Investments of each Undivided Interest funded in such Approved Currency, and

                 (iv)  The Commitment Termination Date shall not have occurred.

The absence of the occurrence of an Unmatured Termination Event shall not be a Condition Precedent to (i) any Reinvestment being made with the proceeds of Collections that were, on the same day, applied in reduction of the Purchasers' Investments, or (ii) any other Reinvestment or any Purchase on any day which does not cause the Aggregate Purchasers' Investments, after giving effect to such Reinvestment or Purchase (and any Reinvestment referred to in clause (i) next above) to exceed the Aggregate Purchasers' Investments as of the opening of business on such day.


                                   ARTICLE VI

                         REPRESENTATIONS AND WARRANTIES

         SECTION 6.01. Representations and Warranties of Sellers. Each Seller represents and warrants as follows:

         (a) Organization and Good Standing. Such Seller is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation, with power and authority to own its properties and to conduct its business as such properties are presently owned and such business is presently conducted, and had at all relevant times, and now has, all necessary power, authority, and legal right to acquire and own the Pool Receivables.

         (b) Due Qualification. Such Seller is duly qualified to do business as a foreign corporation in good standing, and has obtained all necessary licenses and approvals, in all jurisdictions where the failure to preserve and maintain such qualification, licenses or approvals would materially adversely affect (i) the interests of the Agent or any Purchaser hereunder, (ii) the ability of such Seller or Servicer to perform their respective obligations hereunder or (iii) the validity or enforceability of any Pool Receivable.

         (c) Power and Authority; Due Authorization. Such Seller has (i) all necessary power, authority and legal right to (A) execute and deliver this Agreement and the documents to be executed and delivered in connection herewith (together, the "Agreement Documents"), (B) carry out the terms of the Agreement Documents, (C) sell and assign Undivided Interests on the terms and conditions herein provided and (ii) duly authorized such sale and assignment to the Agent, on behalf of the Purchasers, by all necessary corporate action; and such Seller has duly authorized by all necessary corporate action the execution, delivery, and performance of this Agreement and the other Agreement Documents.

         (d) Valid Sale; Binding Obligations. This Agreement constitutes a valid sale, transfer, and assignment of the Undivided Interests to the Agent, on behalf of the Purchasers, enforceable against creditors of, and purchasers from, such Seller; and this Agreement constitutes, and each other Agreement Document to be signed by such Seller when duly executed and delivered will constitute, a legal, valid and binding obligation of such Seller enforceable in accordance with its terms, except, in the case of all the foregoing clauses, as enforceability may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

         (e) No Violation. The consummation of the transactions contemplated by this Agreement and the other Agreement Documents and the fulfillment of the terms hereof will not conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time) a default under, the articles of incorporation or by-laws of such Seller, or any indenture, loan agreement, mortgage, deed of trust, or other material agreement or instrument to which such Seller is a party or by which it is bound, or result in the creation or imposition of any Adverse Claim upon any of its properties pursuant to the terms of any such indenture, loan agreement, mortgage, deed of trust, or other agreement or instrument, other than this Agreement, or violate any law or any order, rule, or regulation applicable to such Seller of any court or of any federal or state regulatory body, administrative agency, or other governmental instrumentality having jurisdiction over such Seller or any of its properties.

         (f) No Proceedings. There are no proceedings or investigations pending, or, to such Sellers' knowledge, threatened, before any court, regulatory body, administrative agency, or other tribunal or governmental instrumentality (A) asserting the invalidity of this Agreement or any other Agreement Document, (B) seeking to prevent the issuance of the Certificate or the consummation of any of the transactions contemplated by this or any other Agreement Document, (C) seeking any determination or ruling that might materially and adversely affect (i) the performance by such Seller or Servicer of its obligations under this Agreement, or (ii) the validity or enforceability of this Agreement, the Certificate, any other Agreement Document, the Receivables or the Contracts or (D) seeking to adversely affect the federal income tax attributes of the Certificate.

         (g) Bulk Sales Act. No transaction contemplated hereby requires compliance with any bulk sales act or similar law.

         (h) Government Approvals. No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by such Seller of this Agreement, the Certificate or any other Agreement Document except for the filing of the UCC Financing Statements referred to in Article V, all of which, at the time required in Article V, shall have been duly made and shall be in full force and effect.

         (i) Financial Condition. (x) The consolidated balance sheets of API and its consolidated subsidiaries as at August 31, 1994, and the related statements of income, shareholders' equity and cash flows of API and its consolidated subsidiaries for the fiscal year then ended certified by Deloitte Touche, independent accountants, and the consolidated balance sheets of API and its consolidated subsidiaries as at May 31, 1995, and the related statements of income, shareholders' equity and cash flows of API and its consolidated subsidiaries for the nine month period then ended, copies of which have been furnished to the Agent and each

Purchaser, fairly present the consolidated financial position of API and its consolidated subsidiaries as at such date and the consolidated results of the operations of API and its consolidated subsidiaries for the period ended on such date, all in accordance with GAAP consistently applied, and (y) since August 31, 1994 there has been no material adverse change in the financial condition, business, business prospects or operations of any Seller or of API and its consolidated subsidiaries, taken as a whole, except as described in
Exhibit 6.01(i).

         (j) Litigation. No injunction, decree or other decision has been issued or made by any court, government or agency or instrumentality thereof that prevents, and, to such Seller's knowledge, no threat by any Person has been made to attempt to obtain any such decision that would prevent, such Seller from conducting a significant part of its business operations except as described in Exhibit 6.01(j).

         (k) Margin Regulations. The use of all funds acquired by Sellers under this Agreement will not conflict with or contravene any of Regulations G, T, U and X promulgated by the Board of Governors of the Federal Reserve System from time to time.

         (l) Quality of Title. Each Pool Receivable related to such Seller, together with the related Contract and all purchase orders and other agreements related to such Pool Receivable, is owned by such Seller, free and clear of any Adverse Claim (other than any Adverse Claim arising solely as the result of any action taken by a Purchaser or by the Agent) except as provided herein and when the Agent, on behalf of the Purchasers, makes a Purchase it shall have acquired and shall continue to have maintained a valid and, in the case of Pool Receivables denominated in U.S. Dollars, perfected first priority undivided percentage ownership interest to the extent of the Undivided Interest in each Pool Receivable, and in the Related Security and Collections with respect thereto, free and clear of any Adverse Claim (other than any Adverse Claim arising solely as the result of any action taken by a Purchaser or by the Agent) except as provided hereunder; and no effective financing statement or other instrument similar in effect covering any Pool Receivable, any interest therein, the Related Security or Collections with respect thereto is on file in any recording office except such as may be filed in favor of such Seller in accordance with the Contracts, in favor of the Agent, for the benefit of the Purchasers in accordance with this Agreement or in connection with any Adverse Claim arising solely as the result of any action taken by a Purchaser or by the Agent.

         (m) Accurate Reports. No Periodic Report (if prepared by such Seller, or to the extent that information contained therein was supplied by such Seller), information, exhibit, financial statement, document, book, record or report furnished or to be furnished by any Seller to the Agent or any Purchaser in connection with this Agreement was or will be inaccurate in any material respect as of the date it was or will be dated or (except as otherwise disclosed to the Agent or such Purchaser, as the case may be, at such time) as of the date so furnished, or contained or will contain any material misstatement of fact or omitted or will omit to state a material fact or any fact necessary to make the statements contained therein not materially misleading.

         (n) Offices. The chief place of business and chief executive office of such Seller are located at the address of such Seller referred to in Section
13.02 and the offices where such Seller keeps all its books, records and documents evidencing Pool Receivables, the related Contracts and all purchase orders and other agreements related to such Pool Receivables are located at the addresses specified in Exhibit 6.01(n) (or at such other locations, notified to the Agent in accordance with Section 7.01(f), in jurisdictions where all action required by Section 8.05 has been taken and completed).

         (o) Lock-Box Accounts. The names and addresses of all the Lock-Box Banks, together with the account numbers of the lock-box accounts of such Seller at such Lock-Box Banks, are specified in Exhibit 6.01(o) (or at such other Lock-Box Banks and/or with such other lock-box accounts as have been notified to the Agent in accordance with Section 7.03(d)).

         (p) Eligible Receivables. Each Receivable included in the Net Pool Balance as an Eligible Receivable on the date of any Purchase or Reinvestment shall in fact be an Eligible Receivable.


                                  ARTICLE VII

                          GENERAL COVENANTS OF SELLERS

     SECTION 7.01. Affirmative Covenants of Sellers. From the date hereof until the first day following the Commitment Termination Date on which all Undivided Interests shall be reduced to zero, each Seller will, unless the Agent shall otherwise consent in writing:

         (a) Compliance with Laws, Etc. Comply in all material respects with all applicable laws, rules, regulations and orders, including those with respect to the Pool Receivables and related Contracts, except where the failure to so comply would not materially adversely affect (i) the interests of the Agent or any Purchaser hereunder, (ii) the ability of such Seller or Servicer to perform their respective obligations hereunder or (iii) the validity or enforceability of any Pool Receivable.

         (b)  Preservation of Corporate Existence.  Except as permitted by
Section 7.03(e), preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified in good standing as a foreign corporation in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification would materially adversely affect (i) the interests of the Agent or any Purchaser hereunder, (ii) the ability of such Seller or Servicer to perform their respective obligations hereunder or (iii) the validity or enforceability of any Pool Receivable.

         (c) Audits. At any time and from time to time during regular business hours, permit the Agent and each Purchaser, or its agents or representatives, (i) to examine and make copies of and abstracts from all books, records and documents (including, without limitation, computer tapes and disks) in the possession or under the control of such Seller relating to Pool Receivables, including, without limitation, the related Contracts and purchase orders and other agreements, and (ii) to visit the offices and properties of such Seller for the purpose of examining such materials described in clause (i) next above, and to discuss matters relating to Pool Receivables or such Seller's performance hereunder with any of the officers or employees of Seller having knowledge of such matters.

         (d) Keeping of Records and Books of Account. Maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Pool Receivables in the event of the destruction of the originals thereof), and keep and maintain, all documents, books, records and other information reasonably necessary or advisable for the collection of all Pool Receivables (including, without limitation, records adequate to permit the daily identification of each new Pool Receivable and all Collections of and adjustments to each existing Pool Receivable).

         (e) Performance and Compliance with Receivables and Contracts. At its expense timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by it under the Contracts related to the Pool Receivables and all purchase orders and other agreements related to such Pool Receivables.

         (f) Location of Records. Keep its chief place of business and chief executive office, and the offices where it keeps its records concerning the Pool Receivables denominated in U.S. Dollars, all related Contracts and all purchase orders and other agreements related to such Pool Receivables (and all original documents relating thereto), at the address(es) of such Seller referred to in Section 6.01(n) or, in the case of a domestic Seller, upon 30 days' prior written notice to the Agent, at such other locations in jurisdictions where all action required by Section 8.05 shall have been taken and completed.

         (g) Credit and Collection Policies. Comply in all material respects with its Credit and Collection Policy in regard to each Pool Receivable and the related Contracts.

         (h) Collections. Instruct all Obligors of Pool Receivables that are denominated in U.S. Dollars that are located in the United States to cause all Collections of Pool Receivables to be deposited directly with a Lock-Box Bank.

         SECTION 7.02. Reporting Requirements of Sellers. From the date hereof until the first day following the Commitment Termination Date on which all Undivided Interests shall be reduced to zero, API will, unless the Agent shall otherwise consent in writing, furnish, or cause to be furnished, to the Agent and each Purchaser:

         (a) Quarterly Financial Statements. Promptly when available and in any event within 60 days after the end of each Fiscal Quarter (except the last Fiscal Quarter of each Fiscal Year), consolidated balance sheets of API and its Subsidiaries as of the end of such Fiscal Quarter, consolidated statements of earnings and a consolidated statement of cash flow for such Fiscal Quarter and for the period beginning with the first day of such Fiscal Year and ending on the last day of such Fiscal Quarter of API and its respective Subsidiaries, with comparable information at the close of and for the corresponding Fiscal Quarter of the prior Fiscal Year and for the corresponding portion of such prior Fiscal Year, together with a certificate of an Authorized Financial Officer of API to the effect that such financial statements fairly present the financial condition and results of operations of API and its Subsidiaries as of the date and periods indicated (subject to normal year-end adjustments);

         (b) Annual Financial Statements. Promptly when available and in any event within 90 days after the close of each Fiscal Year, a copy of the annual audit report of API and its Subsidiaries for such Fiscal Year, including therein consolidated balance sheets of API and its Subsidiaries as of the end of such Fiscal Year and consolidated statements of earnings and cash flow of API and its Subsidiaries for such Fiscal Year certified, without qualification as to going concern or scope, by independent auditors of recognized national standing selected by API and reasonably acceptable to the Agent, and an unaudited consolidating balance sheet and statements of earnings and cashflow of such Fiscal Year, with comparable information at the close of and for the prior Fiscal Year;

         (c) Compliance Certificate. Concurrently with each set of financial statements delivered pursuant to subsections (a) and (b) next above, a certificate of an Authorized Financial Officer of API (a) to the effect that such officer is not aware of any Termination Event or Unmatured Termination Event that has occurred and is continuing or, if there is any such event, describing it in reasonable detail, and (b) containing a computation of each of
(x) the financial ratios and restrictions set forth in Section 7.03;

         (d) Reports to Holders and Exchanges. In addition to the reports required by subsections (a) and (b) next above, promptly upon the Agent's or any Purchaser's request, copies of any reports specified therein which API sends to any of its security holders, and any reports or registration statements that API files with the Securities and Exchange Commission or any national securities exchange other than registration statements relating to employee benefit plans, to stock plans for dealers and/or distributors and to registrations of securities for selling Security holders;

         (e) ERISA. Promptly after the filing or receiving thereof, copies of all reports and notices with respect to any Reportable Event defined in Article IV of ERISA which any Seller files under ERISA with the Internal Revenue Service or the Pension Benefit Guaranty Corporation or the U.S. Department of Labor or which any Seller receives from such Corporation;

         (f) Termination Events. As soon as possible and in any event within five Business Days after any Seller has become aware of the occurrence of each Termination Event and each Unmatured Termination Event, a written statement of the chief financial officer or chief accounting officer of API setting forth details of such Termination Event or Unmatured Termination Event and the action that the related Seller proposes to take with respect thereto;

         (g) Litigation. As soon as possible and in any event within fifteen Business Days of any Seller's knowledge thereof, notice of (i) any litigation, investigation or proceeding which may exist at any time which could have a material adverse effect on the business, operations, property or financial condition of any Seller or impair the ability of any Seller to perform its obligations under this Agreement, unless such Seller is insured (including self retention amounts consistent with past practice and the exercise of prudent business judgment) with respect thereto and the insurer, except to the extent covered by permitted self insurance, has assumed responsibility therefor in writing and (ii) any material adverse development in previously disclosed litigation; and

         (h) Other. Promptly, from time to time, such other information, documents, records or reports respecting the Receivables or the conditions or operations, financial or otherwise, of any Seller as the Agent or any Purchaser may from time to time reasonably request in order to protect the interests of the Agent or of any Purchaser under or as contemplated by this Agreement.

         SECTION 7.03. Negative Covenants of Sellers. From the date hereof until the date following the Commitment Termination Date on which all Undivided Interests shall be reduced to zero, no Seller will, without the prior written consent of the Agent:

         (a) Sales, Liens, Etc. Except as otherwise provided herein, sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon or with respect to, any Seller's undivided interest in any Pool Receivable or related Contract or Related Security, or upon or with respect to any lock-box account to which any Collections of any Pool Receivable are sent, or assign any right to receive income in respect thereof.

         (b) Extension or Amendment of Receivables. Except as otherwise permitted in Section 8.02, extend, amend or otherwise modify the terms of any Pool Receivable, or amend, modify or waive any term or condition of any Contract related thereto.

         (c) Change in Business or Credit and Collection Policy. Make any change in the character of its business or in the Credit and Collection Policy, which change would, in either case, impair the collectability of any Pool Receivable.

         (d) Change in Payment Instructions to Obligors. If such Seller is a domestic Seller, add or terminate any bank as a Lock-Box Bank from those listed in Exhibit 6.01(o) or make any change in its instructions to Obligors regarding payments to be made to any Seller or payments to be made to any Lock-Box Bank, unless the Agent shall have received notice of such addition, termination or change and duly executed copies of a Lock-Box Agreement with each new Lock-Box Bank.

         (e) Mergers, Acquisitions, Sales, etc. Be a party to any merger or consolidation, or purchase or otherwise acquire all or a substantial portion of the business of, or assets or any stock of any class of, or any partnership or joint venture interest in, any other Person, or, except in the ordinary course of its business, sell, transfer, convey or lease all or any substantial part of its assets, or sell or assign with or without recourse any Receivables (other than pursuant hereto), or permit any Subsidiary to do any of the foregoing, except for:

                 (i) any such merger or consolidation, sale, transfer, conveyance, lease or assignment of or by any Subsidiary into, with or to API or into, with or to any wholly-owned Subsidiary;

                 (ii) any such purchase or other acquisition by API of the assets or stock of any wholly-owned Subsidiary;

                 (iii) any sale, transfer, conveyance or lease of any asset (other than Receivables, except pursuant hereto) provided that if (x) the aggregate book value (disregarding any write-downs of such book value other than ordinary depreciation and amortization) of all assets disposed of pursuant to this clause (iii) in any Fiscal Year are less than 15% of the total book value of tangible assets of API and its Subsidiaries as of the last day of the most recently ended Fiscal Year and (y) no Termination Event or Unmatured Termination Event exists or would result therefrom;

                 (iv) any acquisition if (1) (A) such acquisition is an acquisition of assets, or (B) such acquisition is by merger and API or a wholly-owned Subsidiary is the surviving corporation, or (C) after such acquisition API (if it is the acquiring entity) or a Subsidiary owns (x) at least a majority of the securities of each class having ordinary voting power of, or a majority of the ownership interest in, the acquired Person or (y) more than 10% but less than a majority of the securities of each class having ordinary voting power of, or more than 10% but less than a majority of the ownership interest in, the acquired Person and, immediately after giving effect to any acquisition described in this subclause (y), the aggregate book value of all such minority Investments in the equity securities or other ownership interests of other Persons by API and its Subsidiaries does not exceed 20% of the consolidated tangible assets of API and its Subsidiaries, (2) no Termination Event or Unmatured Termination Event exists or would result therefrom and (3) prior to the consummation of any such acquisition the purchase price of which is in excess of $5,000,000, API provides to the Agent and each Purchaser a certificate of the chief financial officer or treasurer of API (attaching computations to demonstrate compliance with all financial covenants hereunder) stating that such acquisition complies with this
         Section 7.03(e) and that any other conditions under this Agreement relating to such acquisition have been satisfied; or

                 (v) any sale of a Seller (other than API) if API has complied with all of the requirements of Section 3.10.

         (f) Financial Covenants. (i) Minimum Shareholders' Equity. (x) Permit at any time Shareholders' Equity for API to be less than the sum of $91,000,000 plus 25% of Consolidated Net Income for each Fiscal Quarter ending on or after February 28, 1995 (excluding any Fiscal Quarter in which there is a loss) or (y) Permit at any time Shareholders' Equity of Applied Power S.A. to be less than $1.00.

         (ii) Fixed Charge Coverage Ratio. Permit the Fixed Charge Coverage Ratio to be less than 1.5:1.

         (iii) Debt to Capital Ratio. Permit at any time the Debt to Capital Ratio to exceed 58%.


                                  ARTICLE VIII

                         ADMINISTRATION AND COLLECTION

        SECTION 8.01. Designation of Servicer. (a) The servicing, administering and collection of the Pool Receivables shall be conducted by such Person ("Servicer") so designated from time to time in accordance with this
Section 8.01. Until the Agent gives notice ("Successor Notice") to API of the designation of a new Servicer, API is hereby designated as, and hereby agrees to perform the duties and obligations of, Servicer pursuant to the terms hereof. The Agent agrees not to provide API with the Successor Notice until after the occurrence of any Termination Event ("Servicer Transfer Event"), in which case such Successor Notice may be given at any time in Agent's discretion.

         (b) Upon API's receipt of a Successor Notice, API agrees that it will terminate its activities as Servicer hereunder in a manner which the Agent believes will facilitate the transition of the performance of such activities to the new Servicer, and the Agent (or its designee) shall assume each and all of API's obligations to service and administer such Receivables, on the terms and subject to the conditions herein set forth and API shall use its best efforts to assist the Agent (or its designee) in assuming such obligations. If API disputes the occurrence of a Servicer Transfer Event, API may take appropriate action to resolve such dispute; provided that API must terminate its activities hereunder as Servicer and allow the newly designated Servicer to perform such activities on the date provided by the Agent as described above, notwithstanding the commencement or continuation of any proceeding to resolve the aforementioned dispute.

         (c) Servicer may allow any Seller to service, administer and collect any Receivables generated by such Seller and may with the prior consent of the Agent, subcontract with any other person for servicing, administering or collecting the Pool Receivables, provided that, in each case, Servicer shall remain liable for the performance of the duties and obligations of Servicer pursuant to the terms hereof.

         SECTION 8.02. Duties of Servicer. (a) Servicer shall take or cause to be taken all such actions as may be necessary or advisable to collect each Pool Receivable from time to time, all in accordance with applicable laws, rules and regulations, with reasonable care and diligence, and in accordance with the Credit and Collection Policy. Each of the Agent, each Purchaser and each Seller hereby appoints as its agent Servicer, from time to time designated pursuant to Section 8.01, to enforce its respective rights and interests in and under the Pool Receivables, the Related Security and the Contracts. Servicer shall set aside for the account of Sellers and each Purchaser their respective allocable shares of the Collections of Pool Receivables in accordance with Sections 3.01 and 3.02 but shall not be required (unless otherwise requested by the Agent and subject to Section 3.08) to segregate the funds constituting such portions of such Collections, or to segregate the respective allocable shares of each Purchaser, prior to the remittance thereof in accordance with said Sections. If instructed by the Agent, Servicer shall segregate and deposit with a bank (which may be PNC Bank) designated by the Agent such allocable shares of Collections of Pool Receivables, set aside for Purchasers, on the first Business Day following receipt by Servicer of such Collections in immediately available funds. So long as no Termination Event or Purchase Termination Event shall have occurred and be continuing, each Seller, while API is Servicer, may, in accordance with the Credit and Collection Policy, (i) extend the maturity or adjust the Unpaid Balance of any Defaulted Receivable as it may reasonably determine to be appropriate to maximize Collections thereof, provided that, after giving effect to such extension of maturity the Aggregate Participation Amounts will not exceed the Participation Amounts Limit, and (ii) adjust the Unpaid Balance of any Receivable to reflect the reductions or cancellations described in the first sentence of Section 3.03(a). Each Seller shall hold in trust for each Purchaser all documents, instruments and records (including, without limitation, computer tapes or disks) that evidence or relate to Pool Receivables generated by such Seller.

         (b) Servicer shall as soon as practicable following receipt turn over to Sellers (i) that portion of Collections of Pool Receivables not representing Purchasers' Undivided Interest therein, less, in the event API is no longer Servicer, all reasonable and appropriate out-of- pocket costs and expenses of such Servicer of servicing, collecting and administering the Pool Receivables to the extent not covered by the Servicer's Fee received by it and (ii) the Collections of any Receivable which is not a Pool Receivable. Servicer, if other than API, shall as soon as practicable upon demand deliver to API all documents, instruments and records in its possession that evidence or relate to Receivables of any Seller other than Pool Receivables, and copies of documents, instruments and records in its possession that evidence or relate to Pool Receivables. Servicer's authorization under this Agreement shall terminate after the Commitment Termination Date, upon receipt by each Purchaser of an amount equal to such Purchaser's Total Investment plus accrued Earned Discount thereon plus all other amounts owed to Purchaser and Sellers and (unless otherwise agreed to by the Agent and Servicer) Servicer under this Agreement.

         SECTION 8.03. Rights of the Agent. (a) At any time following the occurrence of a Termination Event, the Agent is hereby authorized to give notice to the Lock-Box Banks of the transfer to the Agent of dominion and control over the lock-box accounts to which the Obligors of Pool Receivables shall make payments, as set forth in the Lock-Box Agreement. Each Seller hereby transfers to the Agent, effective when the Agent shall give such notice to the Lock-Box Banks, the exclusive dominion and control over such lock-box accounts, and shall take any further action that the Agent may reasonably request to effect such transfer. Further, at any time the Agent may notify the Obligors of Pool Receivables, or any of them, of the ownership of Undivided Interests by the Agent, on behalf of the Purchasers.

         (b)  At any time after the occurrence of a Termination Event:

                 (i) The Agent may direct the Obligors of Pool Receivables that are denominated in U.S. Dollars, or any of them, that payment of all amounts payable under any Pool Receivable be made directly to the Agent or its designee.

                 (ii) API shall, at the Agent's request and at API's expense, give notice of the ownership of the Pool Receivables that are denominated in U.S. Dollars by the Agent, on behalf of the Purchasers, to each said Obligor and direct that payments be made directly to the Agent or its designee.

              (iii) Each Seller shall, at the Agent's request, (A) assemble all of the documents, instruments and other records (including, without limitation, computer programs, tapes and disks) which evidence the Pool Receivables that are denominated in U.S. Dollars, and the related Contracts and Related Security, or which are otherwise necessary or desirable to collect such Pool Receivables, and shall make the same available to the Agent at a place selected by the Agent or its designee, and (B) segregate all cash, checks and other instruments received by it from time to time constituting Collections of Pool Receivables that are denominated in U.S. Dollars in a manner acceptable to the Agent and shall, promptly upon receipt, remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to the Agent or its designee.

                 (iv) Each of each Purchaser and each Seller hereby authorizes the Agent to take any and all steps in any Seller's name and on behalf of any Seller and any Purchaser necessary or desirable, in the determination of the Agent, to collect all amounts due under any and all Pool Receivables, including, without limitation, endorsing any Seller's name on checks and other instruments representing Collections and enforcing such Pool Receivables and the related Contracts.

         SECTION 8.04. Responsibilities of each Seller. Anything herein to the contrary notwithstanding:

         (a) Each Seller shall perform all of its obligations under the Contracts related to the Pool Receivables generated by it and under the related purchase orders and other agreements to the same extent as if Undivided Interests had not been sold hereunder and the exercise by the Agent of its rights hereunder shall not relieve any Seller from such obligations.

         (b) Neither the Agent nor any Purchaser shall have any obligation or liability with respect to any Pool Receivables, Contracts related thereto or any other related purchase orders or other agreements, nor shall any of them be obligated to perform any of the obligations of any Seller thereunder.

         (c) Each Seller hereby grants to Servicer an irrevocable power of attorney, with full power of substitution, coupled with an interest, to take in the name of such Seller all steps necessary or advisable to endorse, negotiate or otherwise realize on any writing or other right of any kind held or transmitted by such Seller or transmitted or received by any Purchaser (whether or not from such Seller) in connection with any Receivable.

         SECTION 8.05. Further Action Evidencing Purchases. Each Seller agrees that from time to time, at its expense, it will promptly execute and deliver all further instruments and documents, and take all further action that the Agent may reasonably request in order to perfect, protect or more fully evidence the Undivided Interests purchased by Purchasers hereunder, or to enable any Purchaser or the Agent to exercise or enforce any of their respective rights hereunder or under the Certificate. Without limiting the generality of the foregoing, each domestic Seller will upon the request of the Agent: (i) execute and file such financing or continuation statements, or amendments thereto or assignments thereof, and such other instruments or notices, as may be necessary or appropriate; (ii) mark conspicuously each Contract evidencing each Pool Receivable generated by it with a legend, acceptable to the Agent, evidencing that such Undivided Interests have been sold in accordance with this Agreement; and (iii) mark its master data processing records evidencing any Pool Receivables and related Contracts with such legend. Each domestic Seller hereby authorizes the Agent to file one or more financing or continuation statements, and amendments thereto and assignments thereof, relative to all or any of the Pool Receivables and the Related Security now existing or hereafter arising in the name of such Seller. If any Seller fails to perform any of its agreements or obligations under this Agreement, the Agent may (but shall not be required to) itself perform, or cause performance of, such Agreement or obligation, and the expenses of the Agent incurred in connection therewith shall be payable by Sellers, jointly and severally, as provided in Section 12.01.

         SECTION 8.06. Application of Collections. Any payment by an Obligor in respect of any indebtedness owed by it to a Seller shall, except as otherwise specified by such Obligor or otherwise required by contract or law and unless otherwise instructed by the Agent, be applied as a Collection of any Pool Receivable or Receivables of such Obligor to the extent of any amounts then due and payable thereunder before being applied to any other indebtedness of such Obligor.


                                   ARTICLE IX

                               TERMINATION EVENTS

         SECTION 9.01. Termination Events. Each of the following events shall be a "Termination Event" hereunder:

         (a) (i) Servicer (if API) shall fail to perform or observe any term, covenant or agreement hereunder in its capacity as Servicer (other than as referred to in clause (ii) next following) and such failure shall remain unremedied for three Business Days or (ii) either Servicer (if API) or any Seller shall fail to make any payment or deposit to be made by it hereunder when due; or

         (b) Any representation or warranty made or deemed to be made by any Seller or Servicer (or any of their respective officers) under or in connection with this Agreement or any

Periodic Report or Settlement Statement or other information or report delivered pursuant hereto shall prove to have been false or incorrect in any material respect when made; or

         (c) Any Seller shall fail to perform or observe any other term, covenant or agreement contained in this Agreement on its part to be performed or observed and any such failure shall remain unremedied for ten Business Days after written notice thereof shall have been given by the Agent to Sellers' Representative; or

         (d) A default shall have occurred and be continuing under or any instrument, contract, indenture or agreement evidencing, securing or providing for the issuance of indebtedness for borrowed money in excess of $2,000,000 of, or guaranteed by, any Seller or any Affiliate of any thereof, which default if unremedied, uncured, or unwaived (with or without the passage of time or the giving of notice) would permit acceleration of the maturity of such indebtedness and such default shall have continued unremedied, uncured or unwaived for a period long enough to permit such acceleration and any notice of default required to permit acceleration shall have been given; or

         (e) The average of the Delinquency Ratios for any three successive Month End Dates exceeds 15%; or

         (f) An Event of Bankruptcy shall have occurred and remained continuing with respect to any Seller or any Affiliate of any thereof; or

         (g) (i) Any litigation (including, without limitation, derivative actions), arbitration proceedings or governmental proceedings not disclosed in writing by Sellers' Representative to the Agent and Purchasers prior to the date of execution and delivery of this Agreement is pending against any Seller or (ii) any material development not so disclosed has occurred in any litigation (including, without limitation, derivative actions), arbitration proceedings or governmental proceedings so disclosed, which, in the case of clause (i) or (ii), in the reasonable opinion of the Agent is likely to materially adversely affect the financial position or business of any Seller or impair the ability of any Seller to perform its obligations under this Agreement; or

         (h) Aggregate Participation Amounts shall exceed the Participation Amounts Limit, or that portion of the Aggregate Purchasers' Investments that is funded in Approved Currencies other than U.S. Dollars exceeds the Foreign Currency Limit, or the aggregate Unpaid Balance of Receivables denominated in any Approved Currency is less than the sum of the Purchasers'

Investments of each Undivided Interest funded in such Approved Currency; or

         (i) The average of the Default Ratios for any three successive Month End Dates exceeds 7.25%; or

         (j) There shall have occurred any event which materially adversely affects the collectability of the Pool Receivables or there shall have occurred any other event which materially adversely affects the ability of any Seller or Servicer to collect Pool Receivables or the ability of any Seller or Servicer to perform hereunder or the warranty in Section 6.01(i)(y) shall not be true at any time; or

         (k) The Internal Revenue Service shall file notice of a lien pursuant to Section 6323 of the Internal Revenue Code with regard to any of the assets of any Seller and such lien shall not have been released and such lien shall not have been released within 8 Business Days, or the Pension Benefit Guaranty Corporation shall, or shall indicate its intention to, file notice of a lien pursuant to Section 4068 of the Employee Retirement Income Security Act of 1974 with regard to any of the assets of any Seller and such lien shall not have been released within 8 Business Days; or

         (l) One Person, or a group of Persons acting in concert that are unacceptable to the Agent or the Majority Purchasers obtain, in one or more transactions, control of more than 50% of the issued and outstanding shares of capital stock of API having the power to elect a majority of directors of API; or any Seller other than API ceases to be a wholly-owned Subsidiary of API; or

        (m) The average of the Dilution Ratios for any three successive Month End Dates exceeds 8%; or

         (n) The average of the Net Charge-Off Ratios for any three successive Month End Dates exceeds 2%.

     SECTION 9.02.  Remedies.

         (a) Optional Termination. Upon the occurrence of a Termination Event (other than a Termination Event described in subsection (f) or (h) of Section 9.01), the Agent shall, at the request, or may, with the consent, of the Majority Purchasers, by notice to Sellers' Representative declare the Commitment Termination Date to have occurred.

         (b) Automatic Termination. Upon the occurrence of a Termination Event described in subsection (f) or (h) of Section 9.01, the Commitment Termination Date shall be deemed to have occurred automatically upon the occurrence of such event;

provided however, that with respect to the occurrence of a Termination Event described in subsection (h) of Section 9.01 the settlement procedures described in Section 3.02 shall become applicable upon the occurrence of such event and no further Purchases or Reinvestments of Collections shall be made; and provided, further, that if the Aggregate Participation Amounts are reduced below the Participation Amounts Limit within one Business Day, and if no other Termination Event has occurred, then following such reduction, the Commitment shall be reinstated as if the Commitment Termination Date had not occurred upon the occurrence of such event.

         (c) Additional Remedies. Upon any termination of the facility pursuant to this Section 9.02, the Agent and each Purchaser shall have, in addition to all other rights and remedies under this Agreement or otherwise, all other rights and remedies provided under the UCC of each applicable jurisdiction and other applicable laws, which rights shall be cumulative. Without limiting the foregoing the occurrence of a Termination Event shall not deny to any Purchaser any remedy in addition to termination of the Commitment to which such Purchaser may be otherwise appropriately entitled, whether at law or in equity.


                                   ARTICLE X

                                   THE AGENT

         SECTION 10.01. Authorization and Action. Each Purchaser hereby appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto.

         SECTION 10.02. Agent's Reliance, Etc. Neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or the Agent under or in connection with this Agreement (including, without limitation, the Agent's servicing, administering or collecting Pool Receivables as Servicer pursuant to Section 8.01), except for its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, the Agent: (i) may consult with legal counsel (including counsel for Sellers), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (ii) makes no warranty or representation to any Purchaser and shall not be responsible to any Purchaser for any statements, warranties or representations made in or in connection with this Agreement; (iii) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of any Seller or to inspect the property (including the books and records) of any Seller; (iv) shall not be responsible to any Purchaser for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, the Certificate or any other instrument or document furnished pursuant hereto; and (v) shall incur no liability under or in respect of this Agreement by acting upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by telex) believed by it to be genuine and signed or sent by the proper party or parties.

         SECTION 10.03. Agent and Affiliates. With respect to any Undivided Interest held by PNC Bank, it shall have the same rights and powers under this Agreement as would a Purchaser if it were holding such Undivided Interest and may exercise the same as though it were not the Agent. PNC Bank and its Affiliates may generally engage in any kind of business with any Seller or any Obligor, any of their respective Affiliates and any Person who may do business with or own securities of any Seller or any Obligor or any of their respective Affiliates, all as if PNC Bank were not the Agent and without any duty to account therefor to any Purchaser.

         SECTION 10.04. Indemnity. Each Purchaser agrees (which agreement shall survive any termination of this Agreement) to indemnify the Agent, on a pro rata basis, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement, the Certificate and the other Agreement Documents, including the reimbursement of the Agent for all reasonable out-of-pocket expenses (including attorneys' fees) incurred by the Agent hereunder or in connection herewith or in enforcing the obligations of any Seller under this Agreement, the Certificates and the other Agreement Documents, in all cases as to which the Agent is not reimbursed by the Sellers; provided that no Purchaser shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements determined by a court of competent jurisdiction in a final proceeding to have resulted from the Agent's gross negligence or willful misconduct. The Agent shall not be required to take any action hereunder, under the Certificate or under any other Agreement Document, or to prosecute or defend any suit in respect of this Agreement, the Certificate or any other Agreement Document, unless indemnified to its satisfaction by the Purchasers against loss, costs, liability, and expense, which indemnity need not indemnify the Agent for its gross negligence or willful misconduct. If any indemnity in favor of the Agent shall become impaired, it may call for additional indemnity and cease to do the acts indemnified against until such additional indemnity is given. The Agent may delegate its duties hereunder to Affiliates, agents or attorneys-in-fact selected in good faith by the Agent.

         SECTION 10.05. Successor. The Agent may resign as such at any time upon at least thirty days' prior notice to the Sellers' Representative and all Purchasers. If the Agent at any time shall resign, the Majority Purchasers may appoint a successor Agent; provided that, if such successor Agent is not a Purchaser, such successor Agent shall be reasonably acceptable to the Sellers' Representative. If the Majority Purchasers do not make such appointment within thirty days, the retiring Agent shall appoint a new Agent from among the Purchasers or, if no Purchaser accepts such appointment, from among commercial banking institutions or trust institutions generally. Upon the acceptance of any appointment as Agent by a successor Agent, such successor Agent shall thereupon become the Agent hereunder and shall be entitled to receive from the prior Agent such documents of transfer and assignment as such successor Agent may reasonably request, and the retiring Agent shall be discharged from its duties and obligations under this Agreement, the Certificates and the other Agreement Documents. After any retiring Agent's resignation or removal hereunder as Agent, the provisions of this Agreement and the other Agreement Documents shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

         SECTION 10.06. Credit Decisions. Each Purchaser acknowledges that it has, independently of the Agent and each other Purchaser, and based on the financial information referred to in Section 6.01(i) and such other documents, information, and investigations as it has deemed appropriate, made its own credit decision to make its Purchases from time to time. Each Purchaser also acknowledges that it will, independently of the Agent and each other Purchaser, and based on such other documents, information, and investigations as it shall deem appropriate at any time, continue to make its own credit decisions as to exercising or not exercising from time to time any rights and privileges available to it under this Agreement, the Certificates or the other Agreement Documents.

         SECTION 10.07. Notices, etc. to Agent. The Agent shall give prompt notice to each Purchaser of each notice or request given to the Agent by any Seller pursuant to the terms of this Agreement and of each Termination Event or Unmatured Termination Event of which the Agent has actual knowledge. The Agent will promptly distribute to each Purchaser copies of all other communications and financial statements received by the Agent from any Seller for distribution to the Purchasers by the Agent in accordance with the terms of this Agreement. The Agent shall not be deemed to have actual knowledge of any event unless an authorized corporate officer of the Agent whose duties include administration of this Agreement has discovered or has received actual notice of such event.


                                   ARTICLE XI

                       ASSIGNMENT OF UNDIVIDED INTERESTS

         SECTION 11.01. Assignments. Any Purchaser may assign its Commitment and any Undivided Interest owned by it to any other Person proposed by Purchaser and consented to by the Agent and the Sellers' Representative, which consent shall not be unreasonably withheld, provided that such assignment (i) shall be in an amount at least equal to $5,000,000 and (ii) shall not result in more than six (6) Purchasers. Within five Business Days after notice of such proposed assignment, Sellers' Representative agrees to advise the Agent of its consent or non-consent thereto. All of the aforementioned assignments shall be upon such terms and conditions as the relevant Purchaser and the assignee may mutually agree. Each assigning Purchaser shall pay the Agent a fee of $3,500 in connection with each such assignment, which fee shall be payable on the effective date of such assignment.

         SECTION 11.02. Documentation. Each assignment by a Purchaser hereunder shall be evidenced by an Assignment.

         SECTION 11.03. Rights of Assignee. Upon the assignment of any Commitment and Undivided Interest (or portion thereof) from any Purchaser pursuant to this Article XI, the respective assignee receiving such assignment shall have all of the rights of a Purchaser hereunder with respect to such Undivided Interest (or portion thereof).

         SECTION 11.04. Assignment by Sellers. No Seller shall assign its rights or obligations under this Agreement and the other Agreement Documents without the prior written consent of the Agent and each Purchaser.


                                  ARTICLE XII

                                INDEMNIFICATION

         SECTION 12.01. Indemnities by Sellers. Without limiting any other rights which any such Person may have hereunder or under applicable law, Sellers, jointly and severally, hereby agree to indemnify each of the Agent, each Purchaser, PNC Bank, each of PNC Bank's Affiliates, their respective successors, transferees and assigns and all officers, directors, shareholders, controlling persons, employees and agents of any of the foregoing (each an "Indemnified Party"), forthwith on demand, from and against any and all damages, losses, claims, liabilities and related costs and expenses, including reasonable attorneys' fees and disbursements (all of the foregoing being collectively referred to as "Indemnified Amounts") awarded against or incurred by any of them arising out of or as a result of this Agreement or any of the other Agreement Documents or the transactions contemplated thereby or the use of the proceeds by the Sellers therefrom, including, without limitation, in respect of the ownership or funding of an Undivided Interest or in respect of any Receivable or any Contract, excluding, however, recourse (except as otherwise specifically provided in this Agreement) for Defaulted Receivables. Without limiting the foregoing, Sellers, jointly and severally, shall indemnify each Indemnified Party for Indemnified Amounts relating to or resulting from:

                 (i) the transfer by any Seller of any interest in any Receivable other than an Undivided Interest;

                 (ii) the breach of any representation or warranty made by any Seller (or any of its officers) under or in connection with this Agreement, any Periodic Report or any other information or report delivered by any Seller pursuant hereto, which shall have been false or incorrect in any material respect when made or deemed made;

                 (iii) the failure by any Seller to comply with any applicable law, rule or regulation with respect to any Pool Receivable or the related Contract, or the nonconformity of any Pool Receivable or the related Contract with any such applicable law, rule or regulation;

                 (iv) the failure to vest and maintain vested in each Purchaser an undivided percentage ownership interest, to the extent of each Undivided Interest owned by it hereunder, in the Receivables in, or purporting to be in, the Receivables Pool, free and clear of any Adverse Claim, other than an Adverse Claim arising solely as a result of an act of such Purchaser or the Agent (when used in this clause
         (iv), an Adverse Claim shall include any lien for taxes whether accrued and payable or not), whether existing at the time of the Purchase of such Undivided Interest or at any time thereafter;

                 (v) the failure to file, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any receivables in, or purporting to be in, the Receivables Pool, whether at the time of any Purchase, Reinvestment or at any subsequent time, or the failure of the Purchasers' interests in Pool Receivables to be perfected as a result of the failure to comply with the Federal Assignment of Claims Act, the laws of any foreign jurisdiction or otherwise;

                 (vi) any dispute, claim, offset or defense (other than discharge in bankruptcy) of the Obligor to the payment of any Receivable in, or purporting to be in, the Receivables Pool (including, without limitation, a defense based on such Receivable's or the related Contract's not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the merchandise or services related to such Receivable or the furnishing or failure to furnish such merchandise or services;

                 (vii) any failure of API, as Servicer or otherwise, to perform its duties or obligations in accordance with the provisions of
         Article VIII;

                 (viii) any products liability claim arising out of or in connection with merchandise or services that are the subject of any Pool Receivable; or

                 (ix) any tax or governmental fee or charge (but not including taxes upon or measured by net income), including withholding taxes, all interest and penalties thereon or with respect thereto, and all out-of-pocket costs and expenses, including the reasonable fees and expenses of counsel in defending against the same, which may arise by reason of the purchase or ownership of any Undivided Interest, or other interest in the Pool Receivables or in any goods which secure any such Pool Receivables. If any Indemnified Party shall have notice of any attempt to impose or collect any tax or governmental fee or charge for which indemnification will be sought from Sellers hereunder, such Indemnified Party shall give prompt and timely notice of such attempt to Sellers' Representative and Sellers' Representative shall have the right, at its expense, to conduct or participate in any proceedings resisting or objecting to the imposition or collection of any such tax, governmental fee or charge. Indemnification hereunder shall be in an amount necessary to make the Indemnified Party whole after taking into account any tax consequences to the Indemnified Party of the payment of any of the aforesaid taxes and the receipt of the indemnity provided hereunder or of any refund of any such tax previously indemnified hereunder, including the effect of such tax or refund on the amount of tax measured by net income or profits which is or was payable by the Indemnified Party.

Notwithstanding anything to the contrary herein, an Indemnified Party shall refund to the Sellers any amount received from the Sellers for losses, damages, costs and expenses incurred by such Indemnified Party which a court of competent jurisdiction has found, in a final nonappealable order, resulted from such Indemnified Party's bad faith, gross negligence or willful misconduct (individually and not as a co-conspirator with a Seller or any Affiliate thereof). No Seller shall be liable for any settlement of any claim or action effected without its written consent at a time when no Termination Event had occurred and was continuing, provided such consent was not unreasonably delayed or withheld. If for any reason the indemnification provided above in this
Section 12.01 is unavailable to an Indemnified Party or is insufficient to hold an Indemnified Party harmless to the extent contemplated by such indemnification, then Sellers, jointly and severally, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by such Indemnified Party on the one hand and Sellers on the other hand but also the relative fault of such Indemnified Party as well as any other relevant equitable considerations.


                                  ARTICLE XIII

                                 MISCELLANEOUS

         SECTION 13.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement nor consent to any departure by any Seller therefrom shall in any event be effective unless the same shall be in writing and signed by (i) Sellers, the Agent and the Majority Purchasers (with respect to an amendment) or (ii) the Agent and the Majority Purchasers (with respect to a waiver or consent by them) or Sellers (with respect to a waiver or consent by them), as the case may be, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given, provided, that, without the consent of each Purchaser, no such amendment or waiver shall (i) reduce the amount of, or change the date of payment of, any Earned Discount, any fee or such Purchaser's Outstanding Investment, (ii) extend the Commitment Termination Date, (iii) change the definition of Majority Purchasers or this proviso or (iv) release any interest in Pool Receivables, except as expressly set forth herein. This Agreement, together with the other Agreement Documents, contains a final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof, superseding all prior oral or written understandings.

         SECTION 13.02. Notices, Etc. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including facsimile communication) and shall be personally delivered or sent by certified mail, postage prepaid, or by facsimile, to the intended party at the address or facsimile number of such party set forth under its name on the signature pages hereof or at such other address or facsimile number as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be effective, (i) if personally delivered, when received, (ii) if sent by certified mail, three Business Days after having been deposited in the mail, postage prepaid, (iii) if sent by overnight delivery service, the next Business Day, and (iv) if transmitted by facsimile, when sent, receipt confirmed by telephone or electronic means, except that notices and communications pursuant to Article I shall not be effective until received.

         SECTION 13.03. No Waiver; Remedies. No failure on the part of the Agent, any Purchaser, any Seller or the Sellers' Representative to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

         SECTION 13.04. Binding Effect; Assignability. This Agreement shall be binding upon and inure to the benefit of Sellers, the Agent, the Purchasers and their respective successors and permitted assigns, and the provisions of
Section 4.02 and Article XII shall inure to the benefit of the Affected Parties and the Indemnified Parties, respectively, and their respective successors and assigns. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until such time, after the Commitment Termination Date, as no Undivided Interest shall be outstanding. The rights and remedies with respect to any breach of any representation and warranty made by each Seller pursuant to Article VI and the indemnification and payment provisions of Article XII and Sections 4.02 and 13.06 shall be continuing and shall survive any termination of this Agreement.

         SECTION 13.05. Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Illinois, except to the extent that the validity or perfection of the interests of the Agent or the Purchasers in the Receivables, or remedies hereunder in respect thereof, are governed by the laws of a jurisdiction other than the State of Illinois.

         SECTION 13.06. Costs, Expenses and Taxes. In addition to its obligations under Article XII, Sellers, jointly and severally, agree to pay on demand:

         (a) all costs and expenses in connection with the preparation, execution and delivery of this Agreement, the Certificate, the other Agreement Documents and any other documents to be delivered hereunder, including, without limitation, any amendments, waivers, consents, supplements or other modifications to any Agreement Documents and the reasonable fees and expenses of counsel for the Agent, Purchasers and PNC Bank with respect thereto and all costs and expenses in connection with the administration (including periodic auditing) and enforcement of this Agreement or the Agreement Documents, including, without limitation, the reasonable fees and expenses of counsel, incurred by any Affected Party, including, those costs and expenses incurred with respect to advising the Agent, Purchasers, PNC Bank, PNC Bank's Affiliates and any other Affected Party as to their respective rights and remedies under this Agreement; and

         (b) all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of this Agreement, the Certificates or the other documents to be delivered hereunder, and agrees to indemnify each Indemnified Party against any liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.

         SECTION 13.07. Captions and Cross References. The various captions (including, without limitation, the table of contents) in this Agreement are included for convenience only and shall not affect the meaning or interpretation of any provision of this Agreement. References in this Agreement to any underscored Section or Exhibit are to such Section or Exhibit of this Agreement, as the case may be.

         SECTION 13.08. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement.

         SECTION 13.09. Allocation Among Sellers. API hereby agrees to take, or cause to be taken, all steps necessary to allocate the liabilities and the benefits under this Agreement among the

Sellers on the basis of the amount of the Purchases and Reinvestments received by each such Seller from time to time hereunder. To the extent that any Seller makes a payment, whether from Collections of Receivables generated by such Seller or otherwise, for any liability hereunder, in excess of its pro rata share, such Seller shall have a claim for contribution, which claim shall be subordinated to all of the claims of the Purchasers, the Agent, the Affected Parties and the Indemnified Parties hereunder, against the other Sellers to the extent necessary to result in a pro rata payment by all of the Sellers. Each Seller hereby agrees to promptly pay any such claims for contribution.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

Percentage                                 PNC BANK, NATIONAL ASSOCIATION,
50%                                          as a Purchaser


                                         By  /s/ Richard T. Jander
                                           --------------------------------
                                           Name Printed:  Richard T. Jander
                                           Title:  Assistant Vice President

                                           Fifth Avenue and Wood Street
                                           Pittsburgh, PA  15265

                                           with notice to:
                                           PNC Bank, National Association
                                           500 West Madison, Suite 3140
                                           Chicago, Illinois  60661
                                           Phone:  (312) 906-3440
                                           Facsimile:  (312) 906-3420
                                           Attention:  Richard T. Jander





                                                         AMENDED AND RESTATED
                                                        RECEIVABLES PURCHASE
                                                              AGREEMENT

Percentage                                 THE SANWA BANK, LIMITED,
20%                                        as a Purchaser


                                           By  /s/ Tomomi Omura
                                             --------------------------------
                                             Name Printed: Tomomi Omura
                                             Title: Assistant General Manager


                                           10 South Wacker Drive, Ste. 3115
                                           Chicago, Illinois  60606
                                           Attention:  Tomomi Omura
                                           Phone:  (312) 368-3017
                                           Facsimile:  (312) 346-6677





                                                        AMENDED AND RESTATED
                                                        RECEIVABLES PURCHASE
                                                                AGREEMENT

Percentage                               SOCIETE GENERALE,
30%                                      as a Purchaser


                                         By  /s/ Joseph Philbin
                                           --------------------------------
                                             Name Printed: Joseph Philbin
                                             Title: Vice President Team Leader


                                         By /s/ Susan Hummel
                                           --------------------------------
                                             Name Printed: Susan Hummel
                                             Title: Assistant Vice President


                                         181 West Madison Street, Suite 3400
                                         Chicago, Illinois  60602
                                         Attention:  Susan Hummel
                                         Phone:  (312) 578-5157
                                         Facsimile:  (312) 578-5099





                                                        AMENDED AND RESTATED
                                                        RECEIVABLES PURCHASE
                                                                AGREEMENT

                                           PNC BANK, NATIONAL ASSOCIATION,
                                           as the Agent


                                           By /s/ Richard T. Jander
                                             --------------------------------
                                             Name Printed:  Richard T. Jander
                                             Title:  Assistant Vice President

                                           Fifth Avenue and Wood Street
                                           Pittsburgh, PA  15265

                                           Eurocurrency Office:
                                           Fifth Avenue and Wood Street
                                           Pittsburgh, PA  15265

                                           with notice to:
                                           PNC Bank, National Association
                                           500 West Madison, Suite 3140
                                           Chicago, Illinois  60661
                                           Phone:  (312) 906-3440
                                           Facsimile:  (312) 906-3420
                                           Attention:  Richard T. Jander





                                                        AMENDED AND RESTATED
                                                        RECEIVABLES PURCHASE
                                                                AGREEMENT

                                          APPLIED POWER INC.,
                                          as a Seller and initial Servicer


                                          By  /s/ Douglas R. Dorszynski
                                             -----------------------------------
                                             Name Printed: Douglas R. Dorszynski
                                             Title: Vice President, Tax and
                                                    Treasurer

                                          Address:  13000 W. Silver Spring Drive
                                                    Butler, Wisconsin 53007
                                          Phone:  414/781-6600
                                          Facsimile No.:  414/783-9790
                                          Attention:  Treasurer



                                          BARRY WRIGHT CORPORATION,
                                          as a Seller


                                          By  /s/ Douglas R. Dorszynski
                                             ----------------------------------
                                             Name Printed: Douglas R. Dorszynski
                                             Title: Vice President, Tax and
                                                    Treasurer

                                         Address: 40 Guest Street
                                                   Brighton, Massachusetts 02135
                                         Facsimile No.:  617/254-7381
                                         Attention:  Treasurer



                                         GB ELECTRICAL, INC., as a Seller


                                         By /s/ Douglas R. Dorszynski
                                           --------------------------------
                                             Name Printed: Douglas R. Dorszynski
                                             Title: Vice President, Tax and
                                                    Treasurer

                                         Address:  6101 N. Baker Road
                                                   Glendale, Wisconsin  53209
                                         Facsimile No.:  414/228-1616
                                         Attention:  Treasurer





                                                        AMENDED AND RESTATED
                                                        RECEIVABLES PURCHASE
                                                                AGREEMENT

                                         WRIGHT LINE INC., as a Seller


                                         By /s/ Douglas R. Dorszynski
                                           --------------------------------
                                             Name Printed: Douglas R. Dorszynski
                                             Title: Vice President, Tax and
                                                    Treasurer

                                         Address:  160 Gold Star Boulevard
                                                   Worcester, MA  01606
                                         Facsimile No.:  508/752-4909
                                         Attention:  Treasurer





                                                        AMENDED AND RESTATED
                                                        RECEIVABLES PURCHASE
                                                                AGREEMENT

                                                     DEFINITIONAL APPENDIX
                                              TO RECEIVABLES PURCHASE AGREEMENT


                                   SCHEDULE I

                                  DEFINITIONS


         1.1. Definitions. As used in this Agreement, unless the context requires a different meaning, the following terms have the meanings as indicated:

         "Adverse Claim" means a lien, security interest, charge, or encumbrance, or other right or claim of any Person other than (i) a potential claim or right (that has not yet been asserted) of a trustee appointed for an Obligor in connection with any Event of Bankruptcy or (ii) an unfiled lien for taxes accrued but not yet payable.

         "Affected Party" means each of each Purchaser, any permitted assignee of a Purchaser, the Agent, PNC Bank and any holding company of PNC Bank.

         "Affiliate" when used with respect to a Person means any other Person controlling, controlled by, or under common control with, such Person.

         "Affiliated Obligor" has the meaning set forth in the definition of "Net Pool Balance" in Section 2.07.

         "Agent" has the meaning set forth in the preamble.

         "Agent's Account" has the meaning set forth in Section 3.06.

         "Aggregate Participation Amounts" has the meaning set forth in Section 2.01.

         "Aggregate Purchasers' Investments" has the meaning set forth in
Section 2.03.

         "Agreement" means the Original Purchase Agreement for as long as it was in effect, and thereafter this Amended and Restated Receivables Purchase Agreement, as it may be further amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.

         "Agreement Documents" has the meaning set forth in Section 6.01(c).

         "Alternate Reference Rate" means, on any date, a fluctuating rate of interest per annum equal to the higher of

                 (a) the rate of interest most recently announced by PNC Bank at its principal office in Pittsburgh, Pennsylvania as its prime rate; and

                 (b) the Federal Funds Rate (as defined below) most recently determined by PNC Bank plus 1.0%.

For purposes of this definition, "Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal (for each day during such period) to

                          (i) the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York; or

                          (ii) if such rate is not so published for any day
                 which is a Business Day, the average of the quotations for such day on such transactions received by PNC Bank from three federal funds brokers of recognized standing selected by it.

The Alternate Reference Rate is not necessarily intended to be the lowest rate of interest determined by PNC Bank in connection with extensions of credit.

         "API" has the meaning set forth in the preamble.

         "Approved Currency" means each of U.S. Dollars, French Francs, Dutch Guilders, British Pounds Sterling, German Deutschemarks, Japanese Yen and Canadian Dollars.

         "Arrangement Fee" has the meaning set forth in Section 4.01(a).

         "Authorized Financial Officer" of a Person means the chief financial officer, chief accounting officer, controller, treasurer, assistant treasurer or vice president - finance of such Person.

         "Assignment" means an assignment, in substantially the form of Exhibit IA, by which a Purchaser's Commitment (or portion thereof) or its interest in Undivided Interests previously purchased hereunder may be assigned, with such changes as to which the assigning Purchaser, the related assignee and the Agent may agree.

         "Authorized Agent" with respect to any foreign Seller means an officer of such Seller or an Affiliate thereof that has been authorized by such Seller through the granting of a power of attorney or otherwise, to execute and deliver documents on behalf of such Seller.

         "Bank Rate" has the meaning set forth in Section 2.07.

         "Business Day" means a day on which both (a) the Agent at its principal office in Pittsburgh, Pennsylvania is open for business and (b) commercial banks in New York City are not authorized or required to be closed for business.

         "BWC" has the meaning set forth in the preamble.

         "Capital Lease" means, with respect to any Person, any lease of (or other agreement conveying the right to use) any real or personal property which, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of such Person.

         "Certificate" means a certificate of assignment, by Sellers to the Agent, on behalf of the Purchasers, in the form of Exhibit IB, evidencing each Undivided Interest owned by the Agent, on behalf of the Purchasers.

         "Collections" means, with respect to any Receivable, all funds which either (a) are received by any Seller or Servicer from or on behalf of the related Obligors in payment of any amounts owed (including, without limitation, purchase prices, finance charges, interest and all other charges) in respect of such Receivable, or applied to such amounts owed by such Obligors (including, without limitation, insurance payments that any Seller or Servicer applies in the ordinary course of its business to amounts owed in respect of such Receivable and net proceeds of sale or other disposition of repossessed goods or other collateral or property of the Obligor or any other party directly or indirectly liable for payment of such Receivable and available to be applied thereon), or (b) are deemed to have been received by any Seller or any other Person as a Collection pursuant to Section 3.03 or 3.04; provided that, prior to such time as API shall cease to be the Servicer, late payment charges, collection fees and extension fees shall not be deemed to be Collections.

         "Commitment" has the meaning set forth in Section 1.01.

         "Commitment Fee" has the meaning set forth in Section 4.01(b).

         "Commitment Termination Date" has the meaning set forth in Section
1.02.

         "Computation Period" means any period of four consecutive Fiscal Quarters ending on the last day of a Fiscal Quarter.

         "Conditions Precedent" has the meaning set forth in Section 5.02.

         "Concentration Limit" has the meaning set forth in the definition of "Net Pool Balance" in Section 2.07.

         "Consolidated Interest Expense" means, for any period, the consolidated interest expense of API and its Subsidiaries for such period, as determined in accordance with GAAP and in any event including, without duplication, all commissions, discounts and other fees and charges owed with respect to letters of credit and banker's acceptances, net costs under interest rate protection agreements and the portion of any Capital Leases allocable to consolidated interest expense.

         "Consolidated Net Income" means, for any period, all amounts which, in conformity with GAAP, would be included under net income on a consolidated income statement of API and its Subsidiaries for such period.

         "Contract" means a contract between a Seller and any Person, or an invoice from a Seller to any Person, in one of the forms of contracts or invoices, as appropriate, set forth in Exhibit IC or otherwise approved by the Agent, pursuant to or under which such Person shall be obligated to make payments to a Seller from time to time.

         "Credit and Collection Policy" means those credit and collection policies and practices relating to Contracts and Receivables described in
Exhibit ID, as modified without violating Section 7.03(c).

         "Debt" of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, whether or not evidenced by bonds, debentures, notes or similar instruments, (b) all obligations of such Person as lessee under Capital Leases which have been recorded as liabilities on a balance sheet of such Person, (c) all obligations of such Person to pay the deferred purchase price of property or services (other than current accounts payable in the ordinary course of business), (d) all indebtedness secured by a Lien on the property of such Person, whether or not such indebtedness shall have been assumed by such Person (it being understood that if such Person has not assumed or otherwise become personally liable for any such indebtedness, the amount of the Debt of such Person in connection therewith shall be limited to the lesser of the face amount of such indebtedness or the fair market value of all property of such Person securing such indebtedness), (e) all obligations, contingent or otherwise, with respect to the face amount of all letters of credit (whether or not drawn) and banker's acceptances issued for the account of such Person, (f) all obligations of such Person in respect of Hedging Arrangements, (g) all Suretyship Liabilities of such Person and (h) all Debt (as defined above) of any partnership in which such Person is a general partner. The amount of the Debt of any Person in respect of Hedging Arrangements shall be deemed to be the unrealized net loss position of such Person thereunder (determined for each counterparty individually, but netted for all Hedging Arrangements maintained with such counterparty).

         "Debt to Capital Ratio" means the ratio of (a) Funded Debt to (b) Total Capital.

         "Default Ratio" means the percentage that (x) the aggregate Unpaid Balance of all Defaulted Receivables denominated in U.S. Dollars directly invoiced by a domestic Seller as of a Month End Date was of (y) the aggregate Unpaid Balance of all Pool Receivables denominated in U.S. Dollars directly invoiced by a domestic Seller as of such Month End Date.

         "Defaulted Receivable" means a Receivable: (i) as to which any payment, or part thereof, remains unpaid for sixty (60) days from the original due date for such payment, (ii) as to which the obligor thereof is the obligor on any other Defaulted Receivable or with regard to which an Event of Bankruptcy has occurred and remains continuing, (iii) as to which payments have been extended, or the terms of payment thereof rewritten, without the Agent's consent or (iv) which, consistent with the Credit and Collection Policy, would be written off a Seller's books as uncollectible.

         "Delinquent Receivable" means a Receivable: (i) as to which any payment, or part thereof, remains unpaid for thirty (30) days or more from the original due date for such payment; or (ii) which, consistent with the Credit and Collection Policy, would be classified as delinquent by a Seller.

         "Delinquency Ratio" means the percentage that (x) the aggregate Unpaid Balances of all Delinquent Receivables denominated in U.S. Dollars directly invoiced by a domestic Seller as of a Month End Date was of (y) the aggregate Unpaid Balance of all Pool Receivables denominated in U.S. Dollars directly invoiced by a domestic Seller as of such Month End Date.

         "Designated Obligor" means, at any time, all Obligors of any Seller except any such Obligor as to which the Agent, on behalf of the Majority Purchasers, has, at least three Business Days prior to the date of determination, given notice to Sellers'

Representative that such Obligor shall not be considered a Designated Obligor.

         "Determination Date" means with respect to any Purchase or Reinvestment, or any other calculation of the Dollar Amount, the date that is two Business Days prior to the date of such Purchase, Reinvestment or calculation.

         "Dilution Ratio" means the percentage that (x) the aggregate amount of credits, offsets, reductions, discounts or adjustments to the Unpaid Balance of Pool Receivables denominated in U.S. Dollars and directly invoiced by a domestic Seller granted or allowed by the Sellers, or any of them, during a month was of (y) the Unpaid Balance of all Pool Receivables denominated in U.S. Dollars and directly invoiced by a domestic Seller as of the Month End Date for such month.

         "Discount Rate" has the meaning set forth in Section 2.07.

         "Dollar Amount" means:

                (a) with respect to U.S. Dollars or an amount denominated in U.S. Dollars, such amount; and

                (b) with respect to an amount of any other Approved Currency or an amount denominated in such Approved Currency, the amount of U.S. Dollars into which the Agent could, in accordance with its practice from time to time in the interbank foreign exchange market, convert such amount of Approved Currency at its spot rate of exchange (inclusive of all related costs of conversion) applicable to the relevant transaction at or about 8:00 a.m., Pittsburgh time, on the applicable Determination Date for the delivery of U.S. Dollars on the applicable date contemplated in this Agreement.

         "Dollars" or "U.S. Dollars" means dollars in lawful money of the United States of America.

         "Earned Discount" has the meaning set forth in Section 2.05.

         "Eligible Receivable" means, at any time and with respect to any Undivided Interest, a Receivable evidenced by a Contract:

                 (i) which, if the perfection of Purchasers' undivided ownership interests therein is governed by the laws of a jurisdiction where the Uniform Commercial Code -- Secured Transactions is in force, constitutes an account or general intangible as defined in the Uniform Commercial Code as in effect in such jurisdiction;

         (ii) the primary Obligor of which is not an Affiliate of any of the parties hereto, and, if such Receivable is denominated in U.S. Dollars, is either a United States resident or is listed on Schedule IA;

         (iii)  the Obligor of which is a Designated Obligor;

         (iv) the Obligor of which is not the Obligor of any Defaulted Receivable, the Unpaid Balance of which exceeds 25% of the aggregate Unpaid Balance of all Receivables of such Obligor;

         (v)  which is not a Defaulted Receivable;

         (vi) with regard to which the warranty in Section 6.01(l) is true and correct;

         (vii) if such Receivable is denominated in U.S. Dollars, the balance of which is required to be paid within the number of days of the original billing date therefor set forth opposite the name of the Seller that generated such Receivable on Schedule IB, unless the Unpaid Balance of such Receivable, when combined with the Unpaid Balance of all other Pool Receivables denominated in U.S. Dollars that are the subject of extended terms, does not exceed 27% of the aggregate Unpaid Balance of all Eligible Receivables denominated in U.S. Dollars;

         (viii) the sale of an Undivided Interest in which does not contravene or conflict with any law or require the consent of the related Obligor;

         (ix) which is denominated and payable only in U.S. Dollars drawn on an account in the United States or in another Approved Currency;

         (x) which arises under a Contract that has been duly authorized and that, together with such Receivable, is in full force and effect and constitutes the legal, valid and binding obligation of the Obligor of such Receivable enforceable against such Obligor in accordance with its terms and is not subject to any dispute, offset, counterclaim or defense whatsoever (except the discharge in bankruptcy of such Obligor);

         (xi) which, together with the Contract related thereto, does not contravene in any material respect any laws, rules or regulations applicable thereto (including, without limitation, laws, rules and regulations relating to usury, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and with respect to which no party to the Contract related thereto is in violation of any such law, rule or regulation in any material respect if such violation would impair the collectability of such Receivable;

         (xii) which (A) satisfies all applicable requirements of the Credit and Collection Policy and (B) complies with such other criteria and requirements (other than those relating to the collectability of such Receivable) as the Agent may from time to time specify to Sellers' Representative following thirty days' notice;

         (xiii) the face amount of which does not include any amounts representing sales tax; and

         (xiv) as to which the Agent has not notified Sellers' Representative that the Required Purchasers have determined, in their sole discretion, that such Receivable (or class of Receivables) is not acceptable for purchase hereunder.

         "ERISA" means the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time.

         "Eurocurrency Rate (Reserve Adjusted)" means, with respect to any Undivided Interest (or portion thereof) for any Yield Period, a rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined pursuant to the following formula:

         Eurocurrency Rate          =           Eurocurrency Rate
         (Reserve Adjusted)                      1-Eurocurrency
                                               Reserve Percentage

where: "Eurocurrency Rate" means, with respect to any Undivided Interest (or portion thereof) for any Yield Period, the rate per annum at which deposits in the currency of such Undivided Interest in immediately available funds are offered to the Eurocurrency Office of the Agent two Eurocurrency Business Days prior to the beginning of such Yield Period by major banks in the major interbank eurodollar market as at or about 10:00 a.m., Pittsburgh time, for delivery on the first day of such Yield Period, for the number of days comprised therein and in an amount equal or comparable to the amount of the related Purchasers' Investments of such Undivided Interest (or such portion) for such Yield Period. "Eurocurrency Business Day" means a day of the year on which dealings are carried on in the eurodollar interbank market and banks are open for business in New York City. "Eurocurrency Office" shall mean the office of the Agent designated as such with its signature hereto and, thereafter, such other office or offices of the Agent (as designated from time to time by notice from the Agent to Sellers' Representative) which shall be funding the Undivided Interests of the Agent hereunder or such other office or offices through which the Agent determines the Eurocurrency Rate. A Eurocurrency Office of the Agent may be, at the option of the Agent, either a domestic or foreign office. "Eurocurrency Reserve Percentage" means, with respect to each Yield Period, the then applicable percentage (expressed as a decimal) prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining reserve requirements applicable to "Eurocurrency Liabilities" pursuant to Regulation D or any other then applicable regulation of the Board of Governors (or any successor) that prescribes reserve requirements applicable to "Eurocurrency Liabilities" as presently defined in Regulation D.

         "Event of Bankruptcy" shall be deemed to have occurred with respect to a Person if either:

         (a) a case or other proceeding shall be commenced, without the application or consent of such Person, in any court, seeking the liquidation, reorganization, debt arrangement, dissolution, winding up, or composition or readjustment of debts of such person, the appointment of a trustee, receiver, custodian, liquidator, assignee, sequestrator or the like for such Person or all or substantially all of its assets, or any similar action with respect to such Person under any law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts, and such case or proceeding shall continue undismissed, or unstayed and in effect, for a period of 60 consecutive days; or an order for relief in respect of such Person shall be entered in an involuntary case under the federal bankruptcy laws or other similar laws now or hereafter in effect; or

         (b) such Person shall commence a voluntary case or other proceeding under any applicable bankruptcy, insolvency, reorganization, debt arrangement, dissolution or other similar law now or hereafter in effect, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) for, such Person or for any substantial part of its property, or shall make any general assignment for the benefit of creditors, or shall fail to, or admit in writing its inability to, pay its debts generally as they become due, or, if a corporation or similar entity, its board of directors shall vote to implement any of the foregoing.

         "Fiscal Quarter" means any fiscal quarter of a Fiscal Year.

         "Fiscal Year" means the fiscal year of API and its Subsidiaries, which period shall be the 12-month period ending on August 31 of each year.

   "Fixed Charge Coverage Ratio" means, for any Computation Period, the ratio of

         (a)     the sum of

                 (i)     Consolidated Net Income for such period,

         plus


                 (ii) the aggregate amount deducted in respect of federal, state, local and foreign income taxes in determining such Consolidated Net Income,

         plus


                 (iii)   Consolidated Interest Expense for such period,

         plus


                 (iv) the aggregate amount deducted in respect of leases that were not Capital Leases in determining such Consolidated Net Income,

         plus


                 (v) the aggregate amount deducted in respect of amortization of intangible assets (including goodwill) in determining such Consolidated Net Income, to

         (b)     the sum of

                 (i)     Consolidated Interest Expense for such period,

         plus


                 (ii) the aggregate amount deducted in respect of leases that were not Capital Leases in determining such Consolidated Net Income.

         "Foreign Currency Limit" has the meaning set forth in Section 1.03(d).

         "Foreign Receivables Limit" has the meaning set forth in Section
1.03(e).

         "Funded Debt" of any Person at any date of determination means the sum of all Debt described in clauses (a) and (b) of the definition of "Debt".

         "GAAP" means those U.S. generally accepted accounting principles applied in the preparation of the audited financial statements referred to in
Section 6.01(i).

         "GB" has the meaning set forth in the preamble.

         "Hedging Arrangement" means any interest rate swap, cap or collar agreement, currency swap agreement or other arrangement designed to hedge interest rate and/or currency risk.


         "Indemnified Amounts" has the meaning set forth in Section 12.01.

         "Indemnified Party" has the meaning set forth in Section 12.01.

         "Investment" means, with respect to any Person:

                  (a) any loan or advance made by such Person to any other Person; and

                 (b) any capital contribution made by such Person to, or ownership or similar interest held by such Person in, any other Person.

         The amount of any Investment shall be the original principal or capital amount thereof less all returns of principal or equity thereon (and without adjustment by reason of the financial condition of such other Person) and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal to the fair market value of such property.

         "Joinder Agreement" has the meaning set forth in Section 1.08(b).

         "Liquidation Day" for any Undivided Interest means any of (i) each day which occurs on or after the date designated by the Agent to Sellers' Representative to be the "Liquidation Commencement Date", provided such date is designated on at least one Business Day's notice during a time when any of the conditions set forth in Section 5.02 are not satisfied, (ii) each day which occurs on or after the Commitment Termination Date for such Undivided Interest, or (iii) each day which occurs thirty days after Sellers' Representative shall have given written notice to the Agent that Sellers no longer wishes to sell undivided interests in the Receivables Pool to Purchasers. There shall be no Liquidation Day for any Undivided Interest after it shall equal zero.

         "Liquidation Period" means one or more contiguous Liquidation Days.

         "Liquidations" means for any period, the Collections of a Seller for such period.

         "Lock-Box Agreement" means an agreement, in substantially the form of
Exhibit IE, executed by a Seller and a Lock-Box Bank.

         "Lock-Box Bank" means any of the banks holding one or more lock-box accounts for receiving Collections from Pool Receivables that are denominated in U.S. Dollars and payable by Obligors located in the United States.

         "Loss Reserve" has the meaning set forth in Section 2.04.

         "Majority Purchasers" means Purchasers having aggregate Percentages in excess of 67%.

         "Month End Date" has the meaning set forth in Section 3.04.

         "Net Charge-Off Ratio" means the percentage that (x) the aggregate net charge-offs and net write-offs of Pool Receivables denominated in U.S. Dollars and directly invoiced by a domestic Seller recognized during any month was of
(y) Liquidations of Pool Receivables denominated in U.S. Dollars and directly invoiced by a domestic Seller during such month.

         "Net Pool Balance" has the meaning set forth in Section 2.07.

         "Obligor" means a Person obligated to make payments pursuant to a Receivable.

         "Original Purchase Agreement" has the meaning set forth in Paragraph 1 of the Background.

         "Outstanding Investment" has the meaning set forth in Section 2.03.

         "Participation Amounts" with respect to any Undivided Interest at any time means the sum of Purchasers' Investments and the Loss Reserve with respect to such Undivided Interest at such time.

         "Participation Amounts Limit" has the meaning set forth in Section 1.03(b).

         "Percentage" with respect to any Purchaser, means the percentage set forth for such Purchaser on the signature page hereto, as it may be adjusted from time to time pursuant to an Assignment.

         "Periodic Report" means a report, in substantially the form of Exhibit IF, furnished by Servicer to the Agent for each Purchaser pursuant to Section 3.05.

         "Person" means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company, government or any agency or political subdivision thereof or any other entity.

         "PNC Bank" has the meaning set forth in the preamble.

         "Pool Receivable" means a Receivable in the Receivables Pool.

         "Purchase" means a purchase by the Agent, on behalf of the Purchasers, of an Undivided Interest from Sellers pursuant to Article II; it being understood, that a Reinvestment is not a "Purchase".

         "Purchase Limit" has the meaning set forth in Section 1.03(a).

         "Purchase Termination Event" means any failure to satisfy the condition set forth in Section 5.02.

         "Purchaser" has the meaning set forth in the preamble.

         "Purchasers' Investments" has the meaning set forth in Section 2.03.

         "Purchasers' Share" has the meaning set forth in Section 2.08.

         "Receivable" means any right to payment from an obligor, whether constituting an account, chattel paper, instrument or general intangible, arising from the sale of products by a Seller in the ordinary course of its business, and includes the right to payment of any interest or finance charges and other obligations of such obligor with respect thereto.

         "Receivables Pool" means at any time all then outstanding Receivables which (i) were generated by a Seller in the ordinary course of business, and
(ii) as to which the Obligors thereunder are Designated Obligors. If, with respect to any Undivided Interest, a Receivable is a Pool Receivable on the day immediately preceding the Termination Date for such Undivided Interest, such Receivable shall continue to be considered a Pool Receivable with respect to such Undivided Interest at all times thereafter.

         "Recourse Amount" has the meaning set forth in Section 3.04.

         "Recourse Percentage" means the greater of (i) 16% and (ii) three times the highest Default Ratio that has occurred during the preceding 12 successive months.

         "Recourse Unpaid Balances" has the meaning set forth in Section 3.04.

         "Regulatory Change" means, relative to any Affected Party

         (a) any change in (or the adoption, implementation, phase-in or commencement of effectiveness of) any

                 (i) United States federal or state law or foreign law applicable to such Affected Party;

                 (ii) regulation, interpretation, directive, requirement or request (whether or not having the force of law) applicable to such Affected Party of (A) any court, government authority charged with the interpretation or administration of any law referred to in clause
         (a)(i) or of (B) any fiscal, monetary or other authority having jurisdiction over such Affected Party; or

                 (iii) generally accepted accounting principles or regulatory accounting principles applicable to such Affected Party and affecting the application to such Affected Party of any law, regulation, interpretation, directive, requirement or request referred to in clause (a)(i) or (a)(ii) above; or

         (b) any change in the application to such Affected Party of any existing law, regulation, interpretation, directive, requirement, request or accounting principles referred to in clause (a)(i), (a)(ii) or (a)(iii) above.

         "Reinvestment" means the purchase of additional undivided interests that are added to a related Undivided Interest with proceeds of Collections that initially were applied to reduce such Undivided Interest pursuant to
Section 3.01.

         "Related Security" means, with respect to any Pool Receivable: (i) all of any Seller's right, title and interest in and to all security agreements or other agreements that relate to such Pool Receivable; (ii) all of any Seller's interest in the merchandise (including returned merchandise), if any, relating to the sale which gave rise to such Pool Receivable; (iii) all other security interests or liens and property subject thereto from time to time purporting to secure payment of such Pool Receivable, whether pursuant to the Contract related to such Pool

Receivable or otherwise; (iv) all UCC financing statements covering any collateral securing payment of such Pool Receivable; and (v) all guarantees and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Pool Receivable whether pursuant to the Contract related to such Pool Receivable or otherwise. The interest of the Purchasers' in any Related Security is only to the extent of the Purchasers' Undivided Interest, as more fully described in the definition of an Undivided Interest.

         "Remaining Collections" has the meaning set forth in Section
3.01(a)(ii).

         "Reporting Date" has the meaning set forth in Section 3.05.

         "Repurchase Termination Date" for any Undivided Interest means that Business Day which Sellers' Representative designates, or, if any of the Conditions Precedent in Section 5.02 are not satisfied (other than the absence of an Unmatured Termination Event), such Business Day which the Agent designates, as the Repurchase Termination Date for such Undivided Interest by notice to the Agent (if Sellers' Representative so designates) or to Seller's Representative (if the Agent so designates) at least one Business Day prior to such Business Day.

         "Scheduled Commitment Termination Date" has the meaning set forth in
Section 1.02.

         "Seller" and "Sellers" have the meanings set forth in the preamble.

         "Sellers' Representative" has the meaning set forth in the preamble.

         "Servicer" means at any time the Person then authorized pursuant to
Article VIII to service, administer and collect Pool Receivables.

"Servicer Transfer Event" has the meaning set forth in Section 8.01(a).

         "Servicer's Fee" has the meaning set forth in Section 2.07.

         "Settlement" means the payments and other actions provided for on the last day of each Settlement Period.

         "Settlement Date" means the last day of each Yield Period.

         "Settlement Period" for any Undivided Interest means each period commencing on the first day of each Yield Period for such Undivided Interest and ending on the last day of such Yield

Period, and, on and after the Termination Date for such Undivided Interest, such period (including, without limitation, a daily period) as shall be selected from time to time by the Agent or, in absence of any such selection, each period of thirty days from the last day of the immediately preceding Settlement Period; provided, however, that with respect to any Yield Period of one day as described in clause (ii) of the proviso clause of the definition of "Yield Period", the related Settlement Period shall be the first day following such Yield Period.

         "Shareholders' Equity" means, at any date of determination, all amounts which would be included under shareholders' equity on a consolidated balance sheet of API and its Subsidiaries or Applied Power S.A. and its Subsidiaries, as the case may be.

         "Special Concentration Limit" has the meaning set forth in the definition of "Net Pool Balance" in Section 2.07.

         "Subsidiary" means a corporation of which any Seller and/or its other Subsidiaries own, directly or indirectly, such number of outstanding shares as have more than 50% of the ordinary voting power for the election of directors.

         "Successor Notice" has the meaning set forth in Section 8.01(a).

         "Suretyship Liability" means any agreement, undertaking or other contractual arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to or otherwise to invest in a debtor, or otherwise to assure a creditor against loss) any indebtedness, obligation or other liability (including accounts payable) of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the shares of any other Person. The amount of any Person's obligation under any Suretyship Liability shall (subject to any limitation set forth therein) be deemed to be the principal amount of the indebtedness, obligation or other liability guaranteed thereby.

         "Termination Date" for any Undivided Interest means the earlier of (i) the Repurchase Termination Date for such Undivided Interest and (ii) the Commitment Termination Date.

         "Termination Event" has the meaning set forth in Section 9.01.

         "Total Capital" at any date of determination means the sum of

         (a)     Funded Debt,

plus

         (b) all federal, state, local and foreign income taxes carried as deferred income taxes in accordance with GAAP on the consolidated balance sheet of API and its Subsidiaries,

plus

         (c)     Shareholders' Equity of API and its Subsidiaries.

         "Total Investment" has the meaning set forth in Section 2.03.

         "UCC" means the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction or jurisdictions.

         "Undivided Interest" has the meaning set forth in Section 2.01.

         "Unmatured Termination Event" means any event which, with the giving of notice or lapse of time, or both, would become a Termination Event.

         "Unpaid Balance" of any Receivable means at any time the unpaid amount thereof (but excluding all late payment charges, delinquency charges, and extension or collection fees to the extent such charges or fees, if collected, would not be Collections).

         "WLI" has the meaning set forth in the preamble.

         "Yield Period" means with respect to any Undivided Interest (or portion thereof) (i) prior to the Termination Date, the period, commencing on the date of the initial Purchase of such Undivided Interest or on the prior Settlement Date, as the case may be, of one, two or three months, as designated by the notice by Sellers' Representative received by the Agent (including notice by telephone, confirmed in writing) not later than 12:00 noon (Pittsburgh time) four Business Days prior to such date of Purchase or Settlement Date, except that if the Agent shall not have received such notice prior to such day, such period shall be one month; and (ii) after the Termination Date, such number of days as the Agent shall select; provided, however, that (I) any such Yield Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day (unless the related Undivided Interest shall be accruing

Earned Discount at a rate determined by reference to the Eurocurrency Rate (Reserve Adjusted), in which case if such succeeding Business Day is in a different calendar month, such Yield Period shall instead be shortened to the next preceding Business Day); (II) in the case of Yield Periods of one day for any Undivided Interest, (A) the initial Yield Period shall be the day of the related Purchase; (B) any subsequently occurring Yield Period which is one day shall, if the immediately preceding Yield Period is more than one day, be the last day of such immediately preceding Yield Period, and if the immediately preceding Yield Period is one day, be the day next following such immediately preceding Yield Period; and (C) any Yield Period of one day which occurs on a day immediately preceding a day which is not a Business Day shall be extended to the next succeeding Business Day; and (III) in the case of any Yield Period for any Undivided Interest which commences before the Termination Date for such Undivided Interest and would otherwise end on a date occurring after such Termination Date, such Yield Period shall end on such Termination Date and the duration of each such Yield Period which commences on or after the Termination Date for such Undivided Interest shall be of such duration as shall be selected by the Agent. The "related" Yield Period for any Undivided Interest at any time means the Yield Period pursuant to which Earned Discount is then accruing for such Undivided Interest.

        1.2. Other Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles. All terms used in Article 9 of the UCC in the State of Illinois, and not specifically defined herein, are used herein as defined in such Article 9.

        1.3. Computation of Time Periods. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding".